UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Alexandria Real Estate Equities, Inc.
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PROXY STATEMENT 2014 Annual Meeting

April 29, 2014

Dear Stockholder:

You are invited to attend the 2014 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc. (the “Company”) to be held on Thursday, May 29, 2014, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m., Pacific Daylight Time (the “2014 Annual Meeting”).

At this year’s meeting you will be asked to elect seven directors; consider and vote upon the amendment and restatement of our Amended and Restated 1997 Stock Award and Incentive Plan (“1997 Incentive Plan”); consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers; and consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2014. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

Your Board of Directors unanimously believes that election of its nominees as directors; approval of the amendment and restatement of Alexandria’s 1997 Incentive Plan; approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and ratification of the Audit Committee’s appointment of Alexandria’s independent registered public accountants are in the best interests of the Company and, accordingly, recommends a vote FOR election of all the nominees as directors; FOR the approval of the amendment and restatement of the Company's 1997 Incentive Plan; FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of Ernst & Young LLP to serve as its independent registered public accountants.

In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, however, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or by giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE 2014 ANNUAL MEETING, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus
Chairman of the Board, Chief Executive Officer, and Founder

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date and Time:	Thursday, May 29, 2014, at 11:00 a.m. Pacific Daylight Time

Place:	The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106

Items of Business:
1. To elect seven directors to serve until the next annual meeting of stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), and until their successors are duly elected and qualify.

2. To consider and vote upon the amendment and restatement of the 1997 Incentive Plan.

3. To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in the Proxy Statement.

4. To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

5. To transact such other business as may properly come before the 2014 Annual Meeting or any postponement or adjournment thereof.

Record Date:
The Board of Directors of the Company (the “Board of Directors”) has fixed the close of business on March 31, 2014, as the record date for the determination of stockholders entitled to notice of the annual meeting and entitled to vote at the 2014 Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 29, 2014

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), on or about April 29, 2014.

2014 Annual Meeting

Date and Time:	Thursday, May 29, 2014, at 11:00 a.m. Pacific Daylight Time

Place:	The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106

Voting:
Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 31, 2014, the record date, will be entitled to notice of the annual meeting and entitled to vote at the 2014 Annual Meeting. Each share of Common Stock entitles its holder to one vote.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information
1. Election of Directors	“FOR” all nominees	Page 7
2. Approval of the amendment and restatement of the 1997 Incentive Plan	“FOR”	Page 18
3. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company’s named executive officers	“FOR”	Page 28
4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014	“FOR”	Page 61

How to Cast Your Vote

You can vote by any of the following methods:

Internet until 11:59 p.m. EDT on May 28, 2014 Beneficial Owners www.proxyvote.com Registered Stockholders www.voteproxy.com	Mail Sign, date, and mail your proxy card or voting instructions card in the envelope provided as soon as possible

Phone until 11:59 p.m. EDT on May 28, 2014 Beneficial Owners 800-454-8683 Registered Stockholders 800-776-9437
In Person
Beneficial Owners
Admission is based on proof of ownership, such as a recent brokerage statement, and voting requires a valid proxy signed by the holder of record.
Registered Stockholders
Attend and vote your shares in person

2014 PROXY STATEMENT SUMMARY (continued)

Board Nominees (page 8)

The following table provides information about the seven candidates who have been nominated for election to our Board of Directors.

Name	Age	Director Since	Independence Status (1)	Occupation	Committee Memberships
					AC	CC	NG
Joel S. Marcus	66	1994	No (Employed by the Company)	Chairman of the Board, Chief Executive Officer, and Founder of the Company	—	—	—
Richard B. Jennings (2)	70	1998	Yes	President of Realty Capital International LLC	M,X	—	M
John L. Atkins, III	70	2007	Yes	Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA	—	M	C
Maria C. Freire, Ph.D.	60	2012	Yes	President and Executive Director of the Foundation for National Institutes of Health	—	—	M
Steven R. Hash	49	2013	Yes	President and Chief Operating Officer of Renaissance Macro Research, LLC	M,X	—	M
Richard H. Klein	58	2003	Yes	Independent Business Consultant	C,X	C	M
James H. Richardson	54	1999	No (Former President of the Company)	Senior Management Consultant to the Company	—	—	—

(1)	Independence is determined in accordance with the applicable New York Stock Exchange listing standards.

(2)	Lead Director of the Company

AC	Audit Committee C Committee Chair

CC	Compensation Committee M Committee Member

NG	Nominating & Governance Committee X Audit Committee Financial Expert

Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director's respective term of service in 2013, and (ii) each committee during the period in 2013 for which such director served as a member.

Experience/Qualifications	Joel S. Marcus	Richard B. Jennings	John L. Atkins, III	Maria C. Freire	Steven R. Hash	Richard H. Klein	James H. Richardson
Business Leadership	✓	✓	✓	✓	✓	✓	✓
REIT/Real Estate	✓	✓	✓		✓	✓	✓
Life Science	✓		✓	✓			✓
Financial/Investment	✓	✓			✓	✓	✓
Risk Oversight/Management	✓	✓	✓	✓	✓	✓	✓

Corporate Governance Highlights

✓	Annual election of all directors
✓	No shareholder rights plan
✓	Majority voting in election of directors
✓	Anti-hedging and anti-pledging policies

✓	Annual self-evaluation of board effectiveness
✓	Independent lead director with significant governance responsibilities
✓	Independent directors conduct annual review of CEO and Company performance
✓	Independent directors meet regularly in executive session

2014 PROXY STATEMENT SUMMARY (continued)

Executive Compensation Governance Highlights

What We Do
✓	Design Executive Compensation Program to Align Pay with Performance
✓	Conduct an Annual Say-on-Pay Vote
✓	Seek Input From, Listen to and Respond to Stockholders
✓	Employ a Clawback Policy
✓	Utilize Stock Ownership Guidelines
✓	Have Double-Trigger Severance Arrangements
✓	Mitigate Inappropriate Risk Taking
✓	Prohibit Hedging and Pledging of Company Stock
✓	Retain an Independent Compensation Consultant

What We Do Not Do
✗	Provide Tax Gross-ups
✗	Provide Excessive Perquisites
✗	Provide Guaranteed Bonuses
✗	Reprice Stock Options

Amendment to Stock Plan (page 18)

This proposal seeks stockholder approval for the amendment and restatement of the 1997 Incentive Plan. See page 19 for an explanation of why you should vote for this proposal.

Say-on-Pay Vote on Executive Compensation (page 28)

This proposal seeks stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers. See page 31 for an explanation of why you should vote for this proposal.

Ratification of Auditors (page 61)

This proposal seeks stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

Description of Services	2013	2012
Audit Fees	$843,000	$1,070,000
Audit-Related Fees	—	—
Tax Fees	787,000	738,000
All Other Fees	3,000	3,000
Total	$1,633,000	$1,811,000

2014 PROXY STATEMENT SUMMARY (continued)

20th Anniversaries for Alexandria Real Estate Equities, Inc. and Joel S. Marcus

In 2014, Alexandria Real Estate Equities, Inc. celebrates two important milestones in the Company’s history – its 20th anniversary and also the 20th anniversary of the service of Joel S. Marcus, Alexandria’s Chairman of the Board of Directors, Chief Executive Officer and Co-Founder.

Alexandria was founded in 1994 by Mr. Marcus and Jerry Sudarsky, who envisioned a specialized class of unique real estate and related services focused on the high-intensity needs of the broad, diverse, and rapidly evolving life science industry. With a business plan and $19 million of seed capital, they acquired the Company’s first assets in Torrey Pines, San Diego, and soon after expanded into Seattle and Maryland. In 1997, under Mr. Marcus’s leadership, the Company filed for an initial public offering (“IPO”) as the first real estate investment trust concentrated on the life science industry, and immediately began trading under the symbol “ARE” on the New York Stock Exchange.

Since that time, Mr. Marcus has pioneered the Labspace® niche, facilitating the Company’s growth into the largest and leading brand in every major urban science and technology cluster in the United States, including Cambridge, San Francisco, New York City, Seattle, San Diego, Maryland and Research Triangle Park. Mr. Marcus also initiated and led the development of the world’s newest science and technology clusters in Mission Bay, San Francisco, where Alexandria has developed over one million square feet of Class A laboratory/office space, and in midtown New York City, where Alexandria has developed Manhattan’s first and only commercial urban science and technology campus, the Alexandria Center™ for Life Science, in a partnership forged with then New York City Mayor Michael R. Bloomberg. In 2010, Mr. Marcus founded the Alexandria Summit™, an annual, invitation-only gathering of the world's foremost visionaries to advance critical issues in science and technology. Under Mr. Marcus’s leadership, Alexandria has grown its total market capitalization to almost $9 billion and generated a total return of 515% since its IPO. Mr. Marcus has served as Chairman of our Board of Directors since May 2007, Chief Executive Officer since March 1997, and President since February 2009.

ALEXANDRIA REAL ESTATE EQUITIES, INC. 385 East Colorado Boulevard, Suite 299 Pasadena, California 91101
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS to be held on Thursday, May 29, 2014

GENERAL INFORMATION

This Proxy Statement is provided to our stockholders to solicit proxies, on the form enclosed, for exercise at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 29, 2014, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m. Pacific Daylight Time, and any postponement or adjournment thereof. The Board of Directors knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 29, 2014.

At the annual meeting, stockholders will be asked:

1.	To elect seven directors to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To consider and vote upon the amendment and restatement of the 1997 Incentive Plan.

3.	To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers (“NEOs”), as described in this Proxy Statement.

4.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

5.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Solicitation

This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, by telephone, by fax, in person, or by other means, by the directors, officers, or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged MacKenzie Partners, Inc., a firm specializing in proxy solicitation, to solicit proxies, and to assist in the distribution and collection of proxy materials, for an estimated fee of approximately $25,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Common Stock.

Voting Procedures

Only holders of Common Stock of record as of the close of business on March 31, 2014, the record date, will be entitled to notice of the annual meeting and entitled to vote at the annual meeting. A total of 71,648,662 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

GENERAL INFORMATION (continued)

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders who instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast “for” or withheld as to such nominee, and the affirmative vote of a majority of the votes cast will be required to: (i) approve the amendment and restatement of the Company’s 1997 Incentive Plan; (ii) adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our NEOs; and (iii) ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants. Abstentions and broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees who lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of the shares of stock) will have no effect on the election of directors, the vote on the amendment and restatement of the 1997 Incentive Plan, the non-binding, advisory stockholder vote on the compensation of our NEOs, or the ratification of the appointment of Ernst & Young LLP.

Shares of Common Stock represented by properly executed proxies on the form enclosed, or authorized by telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked, will be voted as instructed on the proxy. If no instruction is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this Proxy Statement; FOR approval of the amendment and restatement of the 1997 Incentive Plan; FOR approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs; and FOR ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company. If any other matters properly come before the annual meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Revocability of Proxies

Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy by telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the annual meeting. Stockholders who own shares of Common Stock beneficially through a bank, broker, or other nominee should follow the instructions provided by their bank, broker, or other nominee to change their voting instructions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will be asked at the annual meeting to elect seven directors, who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

Stockholders may withhold authority to vote their shares for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY FOR ALL NOMINEES on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card.

The following seven persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Richard B. Jennings, John L. Atkins, III, Maria C. Freire, Ph.D., Steven R. Hash, Richard H. Klein, and James H. Richardson. All the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follows.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the total votes cast “for” or withheld as to a nominee for director at the annual meeting is required for the election of the nominee as a director.

The Board of Directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the Board of Directors and executive officers of the Company. The information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills led the Board of Directors to the conclusion that he or she should serve as a director; additionally, the Company believes that all of its director nominees and executive officers have reputations for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its Board of Directors.

Name	Age	Position
Joel S. Marcus	66	Chairman of the Board, Chief Executive Officer, President and Founder (20 years with the Company)
Richard B. Jennings	70	Lead Director
John L. Atkins, III	70	Director
Maria C. Freire, Ph.D.	60	Director
Steven R. Hash	49	Director
Richard H. Klein	58	Director
James H. Richardson	54	Director

Background of Directors

Joel S. Marcus is the Chairman, Chief Executive Officer, President, and Founder of the largest and leading real estate investment trust (“REIT”) focused on owning, operating, and developing high-quality, sustainable real estate for the broad and diverse life science industry. Mr. Marcus founded Alexandria in 1994 as a garage startup with a business plan and $19 million of seed capital, and has led its growth into a publicly traded, investment-grade REIT with a total market capitalization of almost $9 billion. As the pioneer of the niche the Company calls Labspace®, Alexandria has become the leading brand and dominant market presence in every major life science cluster, and has initiated the development of the world’s newest life science clusters, including Mission Bay, San Francisco, and New York City. Mr. Marcus co-founded the Alexandria Summit, an annual, invitation-only gathering of the world’s foremost visionaries from the pharmaceutical and biotechnology industry; medical, academic, financial, philanthropic, and advocacy groups; and government, to advance the most important health science issues. Prior to founding Alexandria, Mr. Marcus specialized in corporate finance and capital markets, venture capital, and mergers and acquisitions, with special expertise in the biopharmaceutical industry. Mr. Marcus was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. focusing on the financing and taxation of REITs. Mr. Marcus serves on the boards of the Foundation for the National Institutes of Health (“FNIH”), Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), and Rexford Industrial Realty, Inc. (NYSE: REXR). Mr. Marcus received the Ernst & Young Entrepreneur of the Year Award (Los Angeles–Real Estate). Mr. Marcus received his undergraduate and Juris Doctor degrees at the University of California, Los Angeles.

Mr. Marcus’s qualifications to serve on the Board of Directors include his more than 39 years of experience in the real estate and life sciences industries, including his 16 years of operating experience as the Company’s Chief Executive Officer, 20 years of experience as a director of the Company, and four years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors.

Richard B. Jennings has served as Lead Director since May 2007, and as a director since May 1998. Mr. Jennings is President of Realty Capital International LLC, a real estate investment banking firm that he founded in 1999, whose predecessor was Realty Capital International Inc., a firm that he founded in 1991. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, he served as Managing Director of Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. He serves as a director of National Retail Properties, Inc. He also served as a director of Cogdell Spencer, Inc. from 2005 to 2012. Mr. Jennings is a New York real estate broker. He has a Bachelor of Arts degree in Economics, Phi Beta Kappa and magna cum laude, from Yale University, and a Master of Business Administration degree from Harvard Business School.

Mr. Jennings’s qualifications to serve on the Board of Directors include his over 40 years of experience in the REIT industry, beginning with Goldman Sachs & Co., continuing with his experience as the founder and president of an investment banking firm specializing in financing real estate joint ventures and advising sponsors on REIT initial public offerings.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

John L. Atkins, III has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina, in 1975. Mr. Atkins has previously served as Chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only 5% of architects receive. Mr. Atkins serves as Chairman, Director, and Executive Committee member of the North Carolina Biotechnology Center. He is immediate past Chairman of the North Carolina Railroad Company, where he currently serves as a director, and is a director of the Kenan Institute for Enginerring, Technology & Science, based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects–North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

Mr. Atkins’s qualifications to serve on the Board of Directors include his extensive knowledge and experience as a licensed architect, and his experience as co-founder of a multidisciplinary design services firm with expertise in the site selection, design, and construction of life science buildings, as well as his broad management and business experience.

Maria C. Freire, Ph.D. has served as a director since April 2012. In November 2012, Dr. Freire became the President and Executive Director, and a member of the Board of Directors of the Foundation for the National Institutes of Health, a Congressionally mandated independent organization that draws together the world’s foremost researchers and resources in support of the mission of the National Institutes of Health (“NIH”). Prior to her appointment to the FNIH, Dr. Freire was the President and a member of the Board of Directors of the Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a Public-Private Partnership that develops better, faster-acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the NIH from 1995 to 2001 and served as commissioner of the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her Bachelor of Science degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, and her Ph.D. in Biophysics from the University of Virginia; she completed post-graduate work in immunology and virology at the University of Virginia and the University of Tennessee. She is a member of the Science Board of the Food and Drug Administration (“FDA”) and the Board of the GAVI Alliance, among others. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Flemming Award, and the Bayh-Dole Award. Dr. Freire is a member of the Institute of Medicine of the National Academies of Science and the Council on Foreign Relations.
Dr. Freire’s qualifications to serve on the Board of Directors include her technical scientific expertise and her broad base of experience in the pharmaceutical and biotechnology industries, including her extensive experience in technology commercialization and her involvement with a wide range of not-for-profit medical research organizations, universities, and government health organizations, including the NIH and FDA. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community as well as a user’s perspective on the needs of major research organizations in key industry sectors that make up the Company’s client tenant base.
Steven R. Hash has served as a director since December 2013. Mr. Hash is the President and Chief Operating Officer of Renaissance Macro Research, LLC, an equity research and trading firm focused on macro research in the investment strategy, economics and Washington policy sectors, which he co-founded in 2012. Between 1993 and 2012, Mr. Hash held various leadership positions with Lehman Brothers (and its successor, Barclays Capital), including Global Head of Real Estate Investment Banking from 2006 to 2012, Chief Operating Officer of Global Investment Banking from 2008 to 2011, Director of Global Equity Research from 2003 to 2006, Director of U.S. Equity Research from 1999 to 2003, and Senior Equity Research Analyst from 1993 to 1999. From 1990 to 1993, Mr. Hash held various positions with Oppenheimer & Company’s Equity Research Department, including senior research analyst. He began his career in 1988 as an auditor for the accounting and consulting firm of Arthur Andersen & Co. Mr. Hash received a Bachelor of Arts degree in Business Administration from Loyola University and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Hash’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the real estate sector, which he acquired from various positions, including his former position as Global Head of Real Estate Investment Banking with Lehman Brothers (and its successor, Barclays Capital) and current position as President and Chief Operating Officer of Renaissance Macro Research, LLC.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse 30-year background as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. He is currently an independent business consultant. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, which provided culinary education services and experiences, and for which he served as Chief Executive Officer through 2012. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. Mr. Klein is a certified public accountant in the State of California. He received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

Mr. Klein’s qualifications to serve on the Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and the accounting and financial expertise he developed as a certified public accountant and partner of Ernst & Young LLP.

James H. Richardson has served the Company as a senior management consultant since February 2009, President of the Company from August 1998 to February 2009, a director since March 1999, and in other capacities from August 1997 to August 1998. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. He was a top producer within the brokerage services group as well as a senior leader responsible for strategy and operations. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

Mr. Richardson’s qualifications to serve on the Board of Directors include his expertise in leasing, financing, strategic planning, operations, and other matters involving the biosciences real estate industry, which he acquired in his more than 14 years of experience as President and a director of the Company, and his previous nearly 15 years of experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in board and advisory positions for private real estate development and investment enterprises as well as early-stage technology and product companies.

Background of Executive Officers

Name	Age	Position	Years with the Company
Joel S. Marcus	66	Chairman of the Board, Chief Executive Officer, and Founder	20
Dean A. Shigenaga	46	Chief Financial Officer, Executive Vice President, and Treasurer	13
Peter M. Moglia	46	Chief Investment Officer	16
Stephen A. Richardson	52	Chief Operating Officer and Regional Market Director – San Francisco Bay Area	14
Thomas J. Andrews	52	Executive Vice President – Regional Market Director – Greater Boston	14
Daniel J. Ryan	47	Executive Vice President – Regional Market Director – San Diego and Strategic Operations	11	(1)

(1)    Including eight years with Veralliance Properties, Inc., certain assets of which were acquired by Alexandria in 2010.

Joel S. Marcus – See “Background of Directors” section.

Dean A. Shigenaga has served the Company as Executive Vice President since May 2012, Treasurer since March 2008, Chief Financial Officer since December 2004, and in other capacities from December 2000 to December 2004. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s real estate practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded REITs, over a dozen private real estate companies, and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Peter M. Moglia has served as Chief Investment Officer since January 2009, and has been serving the Company in many important capacities since April 1998. From April 2003 through December 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the Kenneth Leventhal & Co. Real Estate Group, where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to real estate developers, financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California at Los Angeles.

Stephen A. Richardson has served as Chief Operating Officer and Regional Market Director – San Francisco Bay Area since October 2011. Mr. Richardson previously served as the Company’s Executive Vice President – Regional Market Director – San Francisco Bay Area from January 2011 to October 2011, and Senior Vice President – Regional Market Director – San Francisco Bay Area from July 2005 to January 2011, where he was responsible for the management of the Company’s San Francisco Bay Area region asset base and operations. From February 2000 to January 2011, Mr. Richardson served the Company as a Vice President. Prior to joining the Company, he served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing for Paragon Group, a national real estate development company, and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson is a member of the board of directors of BayBio, a non-profit trade association serving the life science industry in Northern California; a member of the California Healthcare Institute, a public policy research and advocacy organization for California’s biomedical industry; and a member of the Bay Area Council, a business-sponsored, public policy advocacy organization for the nine-county San Francisco Bay Area. Mr. Richardson received his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College and his Master of Business Administration degree from Santa Clara University.

Thomas J. Andrews has served as Executive Vice President – Regional Market Director – Greater Boston, since January 2011. Mr. Andrews previously served as Senior Vice President – Regional Market Director – Greater Boston from December 2005 to January 2011, and as Vice President – Regional Market Director – Greater Boston from June 1999 to December 2005. Throughout his tenure with Alexandria, Mr. Andrews has been responsible for the management of the Company’s Greater Boston asset base and operations. From 1988 through 1999, Mr. Andrews served first as Assistant Director and later as Executive Director of the Massachusetts Biotechnology Research Park in Worcester, Massachusetts, which is believed to be the first purpose-built biotechnology research park in the country. Mr. Andrews serves on the boards of the Massachusetts chapter of NAIOP Commercial Real Estate Development Association and the Kendall Square Association, and is a member of the Economic Development Advisory Group of the Massachusetts Biotechnology Council. Mr. Andrews received his Bachelor of Science degree from Cornell University and his Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology.

Daniel J. Ryan has served as Executive Vice President – Regional Market Director – San Diego and Strategic Operations since May 2012. Mr. Ryan previously served as the Company’s Senior Vice President – Regional Market Director – San Diego and Strategic Operations from June 2010, when the Company acquired certain assets of Mr. Ryan’s company, Veralliance Properties, Inc. (“Veralliance”), to May 2012. During his tenure with the Company, Mr. Ryan has been responsible for the management of the Company’s San Diego region asset base and operations, as well as involvement with developments, redevelopments, ventures, financing, leasing, and other strategic opportunities outside the San Diego region. Prior to joining the Company, Mr. Ryan was Chief Executive Officer of Veralliance, a commercial real estate developer, which he founded in 2002. Veralliance owned, managed, developed, and leased an approximately $1 billion portfolio primarily consisting of life science assets in the greater San Diego region. Veralliance had significant institutional equity partners, including HCP, Inc., Prudential Real Estate Investors, and UBS. Prior to 2002, Mr. Ryan worked in the commercial real estate industry in Southern California. He was a founding principal of Pacific Management Services, Inc., a commercial developer focused on value-added transactions in the greater San Diego area, including life science, office, industrial, and multifamily transactions. Mr. Ryan is a board member of BIOCOM, a Southern California trade organization, as well as a member of Urban Land Institute, a public policy organization focused on public advocacy of the built environment. Mr. Ryan received his Bachelor of Science degree in Economics, cum laude, from the University of Wisconsin – Madison and was admitted to Omicrom Delta Epsilon, the honor society for excellence in achievement in the study of economics.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Director Independence

The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Marcus (Chairman, Chief Executive Officer, and Founder) and Mr. Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent, in accordance with the applicable New York Stock Exchange listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of the independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election at the annual meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual, and such other information as the Board of Directors considered relevant.

In making its independent determination with respect to Dr. Freire, the Board of Directors considered that Dr. Freire is President and Executive Director, and a member of the Board of Directors, of the FNIH (the “FNIH Board”), and Mr. Marcus currently serves as a member of the FNIH Board. The FNIH is a non-profit, charitable organization established by the U.S. Congress in 1990. The Board of Directors considered that Mr. Marcus has neither served on the compensation committee of the FNIH Board nor participated in setting Dr. Freire’s compensation from the FNIH, and was not a member of the FNIH Board committee that recruited and recommended Dr. Freire to her executive positions with the FNIH. Additionally, the Board of Directors considered that the FNIH Board currently has over 25 members and that Mr. Marcus’s service on the FNIH Board commenced prior to Dr. Freire’s becoming President and Executive Director in November 2012.

Information on Board of Directors and Its Committees

The Board of Directors held seven meetings and took action on nine occasions by unanimous written consent during 2013. Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director’s respective term of service in 2013, and (ii) each committee during the period in 2013 for which such director served as a member.

Mr. Marcus, as Chairman of the Board, generally presides over all meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. All directors attended the annual meeting of stockholders held on May 20, 2013, other than Mr. Hash, who was not a director at that time. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Pricing Committee, to which the Board of Directors has delegated certain authority with respect to the issuance of securities under the Company’s shelf registration statement.

Board Leadership Structure

The Board of Directors has not taken a position on the desirability, as a general matter, of combining the roles of Chief Executive Officer and Chairman in a single individual as compared to separating those roles. Rather, the Board of Directors believes that decisions regarding the individuals most appropriate to fill these and other critical senior leadership positions are highly dependent on the specific circumstances of the Company and its leadership at the time of such decisions, including the availability of qualified candidates for the position and the specific talents and experience of the available candidates.

The Board of Directors believes that the Company’s Chief Executive Officer, Joel S. Marcus, is currently the director best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and the director most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer since 1997, a tenure that is longer and substantially more involved than that of any other individual currently serving as director.

Mr. Marcus was initially elected as Chairman in 2007 upon the resignation of Jerry M. Sudarsky, a founder of the Company who had served as its Chairman since the Company’s inception in 1994 and whose strategic vision and leadership skills, the Board of Directors believes, had been critical to the growth and success of the Company. At the time of this important transition, the Board of Directors determined that Mr. Marcus’s long and successful tenure as Chief Executive Officer and a director of the Company best qualified him to serve as Chairman. The Board of Directors has reached the same conclusion in connection with its nominations each year since 2007.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

The Board of Directors believes that independent directors and management have different perspectives and roles in the development of the strategic vision and risk management of the Company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and the Company’s industry, while the Chief Executive Officer brings his Company-specific experience and expertise. The Board of Directors believes that the combined role of Chief Executive Officer and Chairman, at least in this particular case, promotes development and execution of the strategic vision and risk management of the Company, and facilitates information flow between management and the Board of Directors, functions that are essential to effective governance.

One of the key responsibilities of the Board of Directors is to develop the Company’s strategic direction and hold management accountable for the execution of that strategy once it is developed. The Board of Directors believes that, in this case and at this point in the Company’s history, the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the Company because it currently provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

Mr. Jennings, the Lead Director and an independent director, is the presiding director for all regularly scheduled executive sessions of the independent directors. In the event that Mr. Jennings is not available for any reason to preside over a regularly scheduled executive session of the independent directors, the remaining independent directors will designate another independent director to preside over the executive session. As Lead Director, Mr. Jennings has duties and responsibilities, which include consulting with the Chairman of the Board of Directors regarding the schedule and agenda for Board of Directors meetings, acting as a liaison between the non-management directors as a group and management, and such other duties and responsibilities as the Board of Directors may determine from time to time.

The Board’s Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee, the membership of which currently includes all the independent directors, manages risks associated with the structure and composition of the Board of Directors, potential conflicts of interest, and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees management of financial risks. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

The Board of Directors’ risk oversight function and procedures, which are principally administered through its committees, affect the Board of Directors’ leadership structure by dictating that each of the committees should be chaired by the director most qualified to address the risks within the purview of such committee, and that the activities of the committees should be observed and coordinated by the Lead Director. The Board of Directors has also determined that the critical importance of the Nominating & Governance Committee’s role of overseeing the corporate governance of the Company to ensure effective risk oversight, among other objectives, dictates that all independent directors be members of the Nominating & Governance Committee.

Audit Committee

The Audit Committee consists of Directors Klein (Chair), Hash, and Jennings. It held nine meetings in 2013 and took action on one occasion by unanimous written consent. The Board of Directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is published on the Company’s website at www.are.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants who audit the Company’s financial statements and of the Company’s internal audit function. In addition, the Audit Committee discusses the scope and results of the audit with the independent registered public accountants, reviews the Company’s interim and year-end operating results with management and the independent registered public accountants, considers the adequacy of the Company’s internal accounting controls and audit procedures, and preapproves all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Corporate Governance Guidelines and Code of Ethics”).

The Board of Directors has determined that each of Messrs. Klein, Hash, and Jennings is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is independent in accordance with the applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Audit Committee Report

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors (the “Board of Directors”) of the Company is comprised of three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

The Audit Committee has reviewed the Company’s audited financial statements and has discussed them with management and the independent registered public accountants. The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee has further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2013.

AUDIT COMMITTEE
Richard H. Klein, Chair Steven R. Hash Richard B. Jennings

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Nominating & Governance Committee

The Nominating & Governance Committee consists of Directors Atkins (Chair), Freire, Hash, Jennings, and Klein, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Nominating & Governance Committee held five meetings during 2013. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines. The Nominating & Governance Committee also recommends to the Board of Directors candidates for nomination for election as directors of the Company and for appointment as members of the committees of the Board of Directors.

The Nominating & Governance Committee considers candidates suggested by stockholders for nomination for elections to be held at annual meetings of stockholders. Any stockholder who wishes to suggest a prospective candidate for the Board of Directors for consideration by the Nominating & Governance Committee may do so by complying with the advance notification and other requirements of the Company’s Bylaws regarding director nominations. Any stockholder-suggested nominee and any accompanying materials must be submitted in accordance with the Bylaw procedures for consideration by the Nominating & Governance Committee and will be forwarded to the Chair of the Nominating & Governance Committee for review and consideration. Director nominees suggested by stockholders will be evaluated in the same manner, and will be subject to the same criteria, as other nominees evaluated by the Nominating & Governance Committee. The Nominating & Governance Committee also considers candidates for director suggested by its members, other directors, and management, and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating & Governance Committee.

In addition, our Bylaws set forth the requirements for direct nomination by a stockholder of persons for election to the Board of Directors. The advance notice procedures of our Bylaws, among other requirements, provide that, to be timely, a stockholder’s notice with respect to director nominations must be delivered to our Secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s annual meeting.

Generally, once the Nominating & Governance Committee has identified a prospective nominee, the Nominating & Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to the Nominating & Governance Committee with the recommendation of the candidate, as well as the Nominating & Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating & Governance Committee determines, in consultation with the Chair of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating & Governance Committee. The Nominating & Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the Board of Directors (the “Board Candidate Guidelines”), including the nominee’s management, leadership, and business experience; skills and diversity; financial literacy; knowledge of directorial duties; integrity; and professionalism.

Consistent with the Board Candidate Guidelines, the Nominating & Governance Committee seeks nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, and backgrounds. The Nominating & Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Nominating & Governance Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate laboratory space niche in the life sciences industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. Although the Nominating & Governance Committee has no formal policy on diversity, the Nominating & Governance Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

The Nominating & Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for reelection, the individual’s contributions to the Board of Directors are also considered. In connection with this evaluation, the Nominating & Governance Committee determines whether to interview the prospective nominee; if it is warranted, one or more members of the Nominating & Governance Committee, and others as appropriate,

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Nominating & Governance Committee.

Policies and Procedures with Respect to Related-Person Transactions

The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission.

Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related-person transactions that are required to be reported under the rules and regulations of the Securities and Exchange Commission. In the event that the Chief Executive Officer or Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related-person transaction, the Chair of the Nominating & Governance Committee may act on behalf of the Nominating & Governance Committee to review and approve and/or disapprove the related-person transaction.

In general, related-person transactions are subject to preapproval. In the event that the Company becomes aware of a related-person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as is reasonably practicable.

In making its determination whether to approve or ratify a related-person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including:

•
Whether the terms of the related-person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

•	Whether there are legitimate business reasons for the Company to enter into the related-person transaction;

•	Whether the related-person transaction would impair the independence of an outside director;

•
Whether the related-person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship, and any other factors deemed relevant; and

•
Whether the related-person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction, the relationship of related persons to each other, and the aggregate value of the transaction.

The policy also contains a list of certain categories of related-person transactions that are preapproved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

From the beginning of fiscal year 2013 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee consists of Directors Klein (Chair) and Atkins, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Compensation Committee held six meetings, took action on three occasions by unanimous written consent, and its members participated in numerous telephone calls related to the duties of the Compensation Committee during 2013. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s equity and other incentive plans. The charter of the Compensation Committee is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2013 had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Joel S. Marcus (2)	—	—	—	—
James H. Richardson (3)	33,063	—	123,126	156,189
Richard B. Jennings	202,804	—	—	202,804
John L. Atkins, III	133,000	—	—	133,000
Maria C. Freire, Ph.D.	122,667	—	—	122,667
Steven R. Hash (4)	7,652	—	—	7,652
Richard H. Klein	154,717	—	—	154,717
Martin A. Simonetti (5)	49,582	—	40,000	89,582

(1)
The dollar value of restricted stock awards set forth in this column is equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures. For the service provided in 2013, our directors received their grant of stock awards during the first quarter of 2014, therefore no amounts are reflected above and the following amounts will be reported in the 2015 proxy statement: $110,011 per independent non-employee director, $86,650 for James Richardson, and $0 for Martin Simonetti, who is no longer serving on our Board of Directors. As of December 31, 2013, our non-employee directors held the following amounts of unvested restricted stock awards and phantom stock units:

Restricted Stock and Phantom Stock (#)	James H. Richardson (3)	Richard B. Jennings	John L. Atkins, III	Maria C. Freire	Steven R. Hash	Richard H. Klein
Unvested restricted stock awards	1,665	2,328	2,328	2,190	1,000	2,328
Phantom stock units	—	20,187	—	—	—	—

(2)
Joel S. Marcus, the Company’s Chief Executive Officer, was an employee of the Company in 2013 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as an NEO of the Company is shown in the Summary Compensation Table on page 50.

(3)
James H. Richardson, a senior management consultant to the Company, received compensation for services provided to the Company in 2013, consisting of $33,063 for services relating to his duties as a director and $123,126 of cash payments for non-director-related consulting services. Mr. Richardson did not receive the fees or restricted stock awards provided to independent directors.

(4)	Mr. Hash was elected to serve as a director on December 10, 2013, by the Board of Directors.

(5)
Mr. Simonetti resigned as a director on May 20, 2013. As of December 31, 2013, Mr. Simonetti held no shares of unvested restricted stock awards. Mr. Simonetti received compensation for services provided to the Company in 2013 consisting of $40,000 of cash payments for non-director-related consulting services.

In 2013, the Company paid each independent director an annual fee of $110,000. The Lead Director and directors who chaired committees received the following additional annual fees: Lead Director, $50,000; Audit Committee Chair, $30,000; Compensation Committee Chair, $20,000; and Nominating & Governance Committee Chair, $15,000. Joel Marcus is the chair of the Pricing Committee and does not receive additional compensation for this role. In addition, the non-chair/non-management members of the following committees received the following additional annual fees: Audit Committee, $12,000; Compensation Committee, $8,000; Nominating & Governance Committee, $6,000; and Pricing Committee, $6,000.

Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed dollar amount of $110,000, based on the Company’s closing stock price as of the grant date, as compensation for their services as directors. These restricted stock awards generally will vest over a period of three years.

The Company’s Deferred Compensation Plan for Directors, established in December 2001, permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees, and restricted stock awards.

Non-employee directors are required to own shares of the Common Stock worth three times the cash portion of their annual directors’ retainer. See “Stock Ownership Guidelines” on page 47 for more information.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 1997 STOCK AWARD AND INCENTIVE PLAN

The Company believes that an equity compensation program is a necessary and powerful incentive and retention tool that benefits all the Company’s stockholders. On April 18, 2014, the Board of Directors approved amendments to the 1997 Incentive Plan, which was last approved by the Company’s stockholders on April 9, 2010, and the incorporation of such amendments into the 1997 Incentive Plan, as proposed to be amended and restated (the “Amended 1997 Incentive Plan”), subject to approval by the Company’s stockholders. The key amendments incorporated in the Amended 1997 Incentive Plan are to:

•	Increase the aggregate number of shares of Common Stock remaining available for issuance to a total of 3,841,592 shares of Common Stock, which represents an increase of 2,800,000 shares;

•	Increase the maximum cash-based award intended to qualify as “performance-based compensation” under Section 162(m) of the Code (as defined below) to $7,500,000; and

•	Extend the expiration date to 10 years from the date of stockholder approval of the Amended 1997 Incentive Plan.

Approval of the Amended 1997 Incentive Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance-based stock and cash awards under the Amended 1997 Incentive Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code does not allow a publicly held corporation and its affiliates to deduct certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in a specified period; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the Amended 1997 Incentive Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards, and the business criteria for performance-based awards granted under the Amended 1997 Incentive Plan (as described in the summary below).

Why You Should Vote for the Amended 1997 Incentive Plan

●
Reasonable Overhang: The size of our share reserve request is reasonable, and if approved is projected to result in an overhang of no more than 5.2% inclusive of any unvested awards and awards currently remaining available under the plan; stockholder approval is required to increase the share reserve (there is no “evergreen” provision)

●	Low Burn Rate: Our three-year average historical burn rate is only 0.52% and, if this proposal is approved, it is projected to increase to no more than 0.58% per year
●
Limit on Full Value Awards: Each share issued that is subject to a full value award reduces the share reserve by two shares (2:1 ratio); therefore, if we issue only full value awards, the approval request would equate to 1.4 million awards

●	Repricing Prohibition: Repricing is not allowed without stockholder approval
●
Non-liberal Definition of Change of Control: The definition of change of control requires consummation of an actual transaction so that no change of control vesting acceleration benefits may occur without an actual change of control transaction occurring

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board of Directors believes that the availability of awards under the 1997 Incentive Plan enhances the Company’s ability to attract; retain; and motivate the directors, officers, and other employees necessary for the Company’s growth and success. As a result of prior grants of stock options and restricted stock awards under the 1997 Incentive Plan, the number of shares of Common Stock remaining available for future grants under the 1997 Incentive Plan has been reduced to 1,041,592 shares as of March 31, 2014. Under the terms of the stock plan, this reserve is depleted by two shares for each share of Common Stock issued pursuant to a restricted stock award, thereby leaving only 520,796 restricted shares issuable as of March 31, 2014. The Board of Directors believes that increasing the number of shares of Common Stock available will help the Company achieve its goals by keeping its incentive compensation program competitive with those of comparable companies.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting; retaining; and motivating key personnel, consultants, and advisors. The Board of Directors believes that the issuance of equity awards is an important element underlying the Company’s ability to attract; retain; and motivate key personnel, consultants, and advisors, and better aligns the interests of such persons with those of the Company’s stockholders.

If this Proposal 2 is approved by our stockholders, the Amended 1997 Incentive Plan will become effective May 29, 2014, the date of the annual meeting. In the event that our stockholders do not approve this Proposal 2, the Amended 1997 Incentive Plan will not become effective and the 1997 Incentive Plan will continue in its current form. However, without the Amended 1997 Incentive Plan, we believe that the shares available for grant under the 1997 Incentive Plan will be insufficient to meet our anticipated recruiting and retention needs.

The Size of Our Share Reserve Request Is Reasonable

If the Amended 1997 Incentive Plan is approved by our stockholders, we will have approximately 3,841,592 shares available for grant after the annual meeting, which we view as necessary and reasonable to provide a predictable amount of equity for attracting; retaining; and motivating key personnel, consultants, and advisors. We anticipate that this amount will be approximately a five-year pool of shares and that we will return to our stockholders in 2018 with a request to increase the number of shares authorized for issuance under the Amended 1997 Incentive Plan.

The following table provides certain additional information regarding our long-term incentive award program:

As of March 31, 2014
Shares of Common Stock subject to outstanding full-value awards	533,819
Shares of Common Stock subject to outstanding stock options	—
Shares of Common Stock outstanding	71,648,662
Per-share closing price of Common Stock	$72.56
Shares of Common Stock available for grant under the 1997 Incentive Plan	1,041,592

We Manage Our Equity Award Use Carefully

We manage our overhang by limiting the number of equity awards granted annually. The Compensation Committee monitors our annual burn rate, overhang, and equity expense to ensure that we maximize stockholder value by granting only the number of equity awards necessary to attract; reward; and retain key personnel, consultants, and advisors.

The following table shows our responsible burn rate history. In the following table, “options” represents the gross number of shares subject to options granted in each year, and “full value awards” represents the sum of the gross number of shares subject to all other time-based awards granted in each year (that is, restricted stock awards, restricted stock unit awards, and stock awards in lieu of bonuses) and actual shares delivered pursuant to performance-based awards other than options.

Historical Grants Under 1997 Incentive Plan and Burn Rate	2011 Actual	2012 Actual	2013 Actual
Full-value awards (subject to 2:1 ratio)	333,479	310,240	338,915
Options	—	—	—
Grants under 1997 Incentive Plan	333,479	310,240	338,915
Weighted average Common Stock outstanding	59,066,812	62,159,913	68,038,195
Burn rate	0.56%	0.50%	0.50%

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

In addition, the Board of Directors reviewed certain forecasts of grant utilization for different categories of grants over the periods indicated, as summarized below. These forecasts included forecasts for new executive and employee hires, retention grants, initial and annual grants for non-employee directors, and discretionary grants, and assumed that all grants would be in the form of full-value awards subject to the 2:1 ratio.

Forecast of Grants Under Amended 1997 Incentive Plan	2014 Forecast	2015 Forecast	2016 Forecast
Employees	366,000	376,000	391,000
Directors	9,000	9,000	9,000
Grants (subject to 2:1 ratio)	375,000	385,000	400,000
Reduction to share reserve (using 2:1 ratio)	750,000	770,000	800,000

In evaluating whether to approve the Amended 1997 Incentive Plan, the Board of Directors reviewed certain forecasts of stock awards for issuance under the Amended 1997 Incentive Plan. Management presented the forecasts below for the periods indicated.

Share Reserve Forecast	2014 Forecast	2015 Forecast	2016 Forecast
Common Stock outstanding – ending balance (1)	71,500,197	71,841,197	72,207,197
Awards outstanding – ending balance	610,773	648,773	676,773
Shares available for award – beginning balance (2)	1,059,340	3,121,340	2,363,340
Stockholder approval – May 2014	2,800,000	N/A	N/A
Reduction to share reserve (using 2:1 ratio)	(750,000)	(770,000)	(800,000)
Impact of forfeitures	12,000	12,000	12,000
Shares available for award – ending balance	3,121,340	2,363,340	1,575,340

(1)
The forecast amounts shown for Common Stock are based on the actual ending balance as of December 31, 2013 and are adjusted only to reflect the scheduled vesting of previously granted awards and assumed vesting of forecasted awards. The methodology used to forecast the ending balance does not assume any other equity issuances or repurchases and is only for the purpose of calculating our overhang and burn rate for this proposal.

(2)
Amount shown for beginning of 2014 of 1,059,340 excludes 8,874 full value awards (subject to 2:1 ratio) granted in the first quarter of 2014, which results in a reduction of 17,748 shares from the reserve. As a result, as of March 31, 2014, the share reserve was 1,041,592.

Our Board of Directors also reviewed certain forecasts of overhang and burn rate, as summarized below.

Overhang and Burn Rate	2013 Actual	2014 Forecast	2015 Forecast	2016 Forecast
Overhang (1)	2.29%	5.22%	4.19%	3.12%
Burn rate (2)	0.50%	0.55%	0.56%	0.58%

(1)	Overhang is calculated as: (shares subject to outstanding awards + shares available for grant) ÷ weighted average common shares outstanding

(2)	Burn rate is calculated as: shares subject to awards granted during the year (not reduced by forfeitures) ÷ weighted average common shares outstanding

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards, due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 2 include embedded assumptions regarding certain factors that we do not control and, as a result, we do not, as a matter of practice, provide forecasts. In evaluating these forecasts, our Board of Directors recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Board of Directors for purposes of evaluating the approval of the Amended 1997 Incentive Plan. These forecasts reflect various assumptions regarding our future operations.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact, and they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared, and other factors, such as industry performance and general business, economic, regulatory, market, and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that such forecasts were prepared and, accordingly, do not reflect any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent; achievement of performance metrics, if any, with respect to certain equity awards; the extent of stock option exercise activity; and others described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Amended 1997 Incentive Plan Combines Compensation and Governance Best Practices

The Amended 1997 Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•
Repricing not allowed without stockholder approval. The Amended 1997 Incentive Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of Common Stock in exchange for cash or other awards under the Amended 1997 Incentive Plan without prior stockholder approval.

•
Stockholder approval required for additional shares. The Amended 1997 Incentive Plan does not contain an annual “evergreen” provision. The Amended 1997 Incentive Plan is limited to a fixed number of shares, so that stockholder approval is required to increase this number, allowing our stockholders to have direct input on the size of our equity compensation program.

•
Non-liberal change of control provisions. The definition of change of control in the Amended 1997 Incentive Plan requires the consummation of an actual transaction so that no change of control vesting acceleration benefits may occur without an actual change of control transaction occurring.

•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 1997 Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of Common Stock on the date the stock option or stock appreciation right is granted.

•
Reasonable limit on full-value awards. The Amended 1997 Incentive Plan limits the number of shares of Common Stock available for outright stock grants or other full-value awards payable in the form of Common Stock that require no purchase by the participant by providing that each share issued pursuant to one of these types of awards reduces the number of shares available for grant under the Amended 1997 Incentive Plan by two shares. This helps to ensure that we are using the share reserve effectively and with regard to the value of each type of equity award.

•
Reasonable share counting provisions. In general, when awards granted under the Amended 1997 Incentive Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of Common Stock not delivered from our share reserve as a result of the net exercise of stock options or shares withheld for taxes upon exercise of stock options will not be returned to our share reserve.

The essential features of the proposed Amended 1997 Incentive Plan are outlined below. The following summary description of the proposed Amended 1997 Incentive Plan is qualified in its entirety by reference to the full text of the Amended 1997 Incentive Plan that is attached to this Proxy Statement as Appendix I, including all changes that this proposal would affect if approved by the stockholders at the annual meeting.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

General. The Amended 1997 Incentive Plan provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, and other stock-based or cash-based awards (collectively, “awards”). Non-statutory stock options granted under the Amended 1997 Incentive Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

Administration. The Amended 1997 Incentive Plan is administered by the Compensation Committee (for purposes of this proposal, the “Committee”). Subject to the terms of the Amended 1997 Incentive Plan, the Committee has the power to construe and interpret the Amended 1997 Incentive Plan, determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, and other terms and conditions with respect to each award. The Amended 1997 Incentive Plan provides that the Committee has the authority to accelerate the exercisability or vesting of any awards in its discretion, but only in the event of a participant’s death, Disability, or Retirement, or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan). The Committee may delegate administrative duties to its members or agents, except that any award granted to a non-employee director will be granted by the Committee, without any such delegation.

Share Reserve and Adjustments. If the Amended 1997 Incentive Plan is approved by the stockholders, effective March 31, 2014, a total of 3,841,592 shares of Common Stock, plus any shares subject to outstanding awards that expire or terminate for any reason prior to the exercise or settlement or are forfeited because of a failure to meet a contingency or condition required to vest such shares, will be available for grant under the Amended 1997 Incentive Plan. The Company calls this number the “Share Reserve.”

If, under the Amended 1997 Incentive Plan, the Company issues Common Stock pursuant to an award and the Common Stock is later forfeited, then the forfeited shares will again become available for issuance under the Amended 1997 Incentive Plan. However, in the case of forfeiture, cancellation, exchange, or surrender of shares of restricted stock with respect to which dividends have been paid or accrued, the number of shares with respect to such awards will not be available again for awards under the Amended 1997 Incentive Plan unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, canceled, exchanged, or surrendered. Upon the exercise of any award granted in tandem with any other award, the related award will be canceled to the extent of the number of shares of Common Stock as to which the award is exercised and such number of shares will no longer be available for awards under the Amended 1997 Incentive Plan. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable securities exchange, and such issuance will not reduce the number of shares available for issuance under the Amended 1997 Incentive Plan.

To the extent that a forfeited share was counted as two shares against the number of shares available under the Amended 1997 Incentive Plan or if there are any shares underlying awards that subsequently expire or terminate for any reason prior to exercise or settlement or that are forfeited, reacquired, or withheld to satisfy a tax withholding obligation in connection with an award other than a stock option or stock appreciation right (the “Returning Shares”), then the number of shares of Common Stock available for issuance under the Amended 1997 Incentive Plan will increase by two shares for each such forfeited or Returning Share. Any shares reacquired pursuant to the Company’s withholding obligations in connection with restricted stock or other stock-based award shall again become available for issuance under the Amended 1997 Incentive Plan and will increase the Share Reserve by two shares. However, any shares reacquired pursuant to the Company’s withholding obligations in connection with a stock option or stock appreciation right, or as consideration for the exercise of a stock option or stock appreciation right, will not become available for issuance under the Amended 1997 Incentive Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of Common Stock to the Company (whether by actual delivery or tender of previously acquired shares), the tendered shares will not become available for issuance under the Amended 1997 Incentive Plan.

The Amended 1997 Incentive Plan provides that no more than 500,000 shares may be awarded to a single individual in a single calendar year pursuant to options, stock appreciation rights, or other stock-based awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the award is granted. No individual who is considered a “covered employee” under Section 162(m) of the Code may receive other stock-based or cash-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code under the 1997 Incentive Plan in excess of 500,000 shares or $7,500,000, respectively, in a single calendar year.

Under the Amended 1997 Incentive Plan, in the event of certain changes to the Company’s capitalization (as described below), the Committee will appropriately and proportionately adjust, in its discretion: (i) the class(es) and maximum number of securities subject to the Amended 1997 Incentive Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits, (iii) the class(es) and maximum number of securities issued or issuable in respect of outstanding awards, and (iv) the exercise price, grant price, or purchase price relating to any award.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

The Committee shall make such adjustments upon any change that is made in, or other events that occur with respect to, the shares subject to the Amended 1997 Incentive Plan or subject to any award without the receipt of consideration by the Company, through stock dividend, dividend in property other than cash, liquidating dividend, recapitalization, reincorporation, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or change in corporate structure or other similar equity restructuring transaction, as that term is used in FASB ASC Topic 718.

Prohibition of Option and Stock Appreciation Right Repricing or Cancellation and Re-Grant of Awards. Under the Amended 1997 Incentive Plan, neither the Board of Directors nor the Committee has the authority to take any of the following actions, unless the stockholders of the Company have approved such an action within 12 months prior to such an event: (i) the reduction of the exercise price of any outstanding stock option or stock appreciation right under the Amended 1997 Incentive Plan; (ii) the cancellation of any outstanding stock option or stock appreciation right under the Amended 1997 Incentive Plan and the grant in substitution therefor of (1) a new stock option or stock appreciation right under the Amended 1997 Incentive Plan or another equity plan of the Company, (2) restricted stock (including a stock bonus), (3) an other stock-based or cash-based award under the Amended 1997 Incentive Plan, (4) cash and/or (5) other valuable consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

Eligibility. All of the Company’s employees, directors, and independent contractors, as well as those of the Company’s subsidiaries and affiliates, are eligible to receive all types of awards under the Amended 1997 Incentive Plan.

As of March 31, 2014, the Company had approximately 215 employees, including six NEOs, and a limited number of independent contractors, all of whom would be eligible to receive awards under the Amended 1997 Incentive Plan. In addition, the Company’s five non-employee directors would be eligible to receive grants under the Amended 1997 Incentive Plan.

Non-statutory Stock Options. Stock options may be granted under the Amended 1997 Incentive Plan pursuant to stock option agreements. The only type of stock options that may be granted under the Amended 1997 Incentive Plan are non-statutory stock options.

Under the Amended 1997 Incentive Plan, the exercise price of stock options may not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of stock options granted under the Amended 1997 Incentive Plan may be paid in cash, check, bank draft or money order made payable to the Company or, subject to the approval of the Committee, by payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, Common Stock previously owned by the participant, a net exercise feature, or other legal consideration approved by the Committee.

Stock options granted under the Amended 1997 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Committee. Vesting typically will occur during the participant’s continued service with the Company, or its subsidiaries or affiliates, whether such service is performed in the capacity of an employee, independent contractor, or director, and regardless of any change in the capacity in which service is performed.

The maximum term of stock options granted under the Amended 1997 Incentive Plan is 10 years. Unless otherwise provided in a stock option agreement, a stock option granted under the Amended 1997 Incentive Plan may not be exercised unless the participant is providing service to the Company, or its subsidiaries or affiliates.

Stock options granted under the Amended 1997 Incentive Plan may be subject to other conditions determined by the Committee, including restrictions on transferability of the shares acquired upon exercise of the stock options.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount equal to the excess of (i) the aggregate fair market value of the Common Stock on the date of exercise, over (ii) the grant price determined by the Committee on the date of grant (which will not be less than the fair market value of the Common Stock on the date of grant). The maximum term of stock appreciation rights granted under the Amended 1997 Incentive Plan is 10 years.

A stock appreciation right granted in tandem with a stock option may be granted at the time of grant of the related stock option and will be exercisable only to the extent the underlying stock option is exercisable.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

Restricted Stock Awards. Restricted stock awards may be granted under the Amended 1997 Incentive Plan pursuant to restricted stock award agreements. Under the Amended 1997 Incentive Plan, a restricted stock award may be granted in consideration for cash, check, bank draft, or money order payable to us, the recipient’s services performed for the Company or an affiliate of the Company, or any other form of legal consideration acceptable to the Committee. Shares of stock acquired under a restricted stock award may, but need not, be subject to forfeiture, restrictions on transferability and other restrictions in accordance with a vesting schedule as determined by the Committee. Such restrictions may include factors relating to the increase in the value of the Common Stock or to individual or Company performance, such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. However, any restrictions that may lapse on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not lapse any more rapidly than annually pro rata over a three-year period, and any restrictions that may lapse on the basis of factors such as an increase in the value of the Common Stock or individual or Company performance will not lapse any earlier than one year following the date of grant of the restricted stock award, except that (i) up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to restricted stock awards and other stock-based awards (“full-value awards”) that do not meet the preceding limitations and (ii) the lapsing of any restrictions may be accelerated in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan). Except to the extent restricted under the restricted stock award agreement, a participant who is granted a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares and the right to receive dividends. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of service with the Company or its subsidiaries or affiliates.

Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Common Stock under the Amended 1997 Incentive Plan to participants as a bonus, or to grant other awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements, as determined by the Committee. The Committee has the discretion to determine the terms of any such awards. However, any such award that vests on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not vest any more rapidly than annually pro rata over a three-year period, and any such award that vests on the basis of performance will provide for a performance period of at least one year; except that (i) up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to full-value awards that do not meet the preceding limitations, (ii) any such award that is granted in lieu of compensation that has been earned by the participant and that is otherwise payable in cash will not be subject to the preceding limitations and (iii) vesting may be accelerated in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan).

Other Stock-Based or Cash-Based Awards. The Committee is authorized to grant other stock-based or cash-based awards under the Amended 1997 Incentive Plan. Such awards may be granted with value and payment contingent upon the Company’s performance or any other factors designated by the Committee, or valued by reference to the performance of specified subsidiaries or affiliates of the Company. However, any other stock-based award which vests on the basis of participant’s service with the Company or its subsidiaries or affiliates will not vest any more rapidly than annually pro rata over a three-year period, and any other stock-based award which vests on the basis of performance will provide for a performance period of at least one year, except that (i) up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to full value awards which do not meet the preceding limitations and (ii) vesting may be accelerated in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan).

The Committee will determine the terms and conditions of such awards at the time of grant or thereafter, provided that with respect to any such awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (the “performance objectives”) will be measured for the purpose of determining whether the participant has a vested right in or to such award. With respect to such awards, (i) any performance objectives for a particular calendar year will be established by the Committee in accordance with Section 162(m) of the Code (typically before the 90th day of a performance period or the date on which 25% of the performance period has elapsed), and (ii) the Committee will establish the performance objectives to be used, which will be based on one or more of the criteria (“performance criteria”) enumerated in the Amended 1997 Incentive Plan and described below.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

Performance objectives under the Amended 1997 Incentive Plan will be determined by the Committee, based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes, and depreciation; (iii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (iv) total stockholder return; (v) return on equity or average stockholders’ equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) net operating income (“NOI”); (xi) operating income after taxes; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) share price performance; (xxi) debt reduction; (xxii) customer satisfaction; (xxiii) stockholders’ equity; (xxiv) capital expenditures; (xxv) debt levels; (xxvi) operating margin or net operating margin; (xxvii) workforce diversity; (xxviii) growth of net income, operating income, or net earnings; (xxix) increase in funds from operations (“FFO”); (xxx) increase in FFO per share; (xxxi) liquidity; (xxxii) net debt to adjusted EBITDA; (xxxiii) fixed charge coverage ratio; (xxxiv) percentage of annualized base rent (“ABR”) from investment grade client tenants; (xxxv) same property NOI growth; (xxxvi) amount of rentable square feet (“RSF”) leased; (xxxvii) growth in ABR in Class A assets; (xxxviii) EBITDA margin; or (xxxix) the Company’s published ranking against its peer group of office real estate investment trusts based on total stockholder return, increase in FFO per share, and/or FFO current and forward multiples. FFO will be computed as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable real estate and land parcels, and impairments of depreciable real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, and then further adjusted to add back non-cash charges, impairments of land parcels, deal costs, unusual or non-recurring costs, and the amount of such items that is allocable to unvested restricted stock awards, and also excluding the effects of real estate asset dispositions. At the discretion of the Compensation Committee, a performance measure not listed above may be utilized, if it is considered relevant and important at the time of the award, although an award subject to a performance measure not listed above may not qualify as “performance-based compensation” under Section 162(m) of the Code.

Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or terms relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any award, the Committee is authorized to determine whether, when calculating the attainment of performance objectives for a certain performance period: (i) to exclude restructuring and/or other specific or objectively determinable nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar-denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives and to define the manner of calculating the performance criteria it selects to use for a performance period.

If this Proposal 2 is approved by the stockholders, compensation attributable to performance-based awards under the Amended 1997 Incentive Plan will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee composed solely of “outside directors” under Section 162(m) of the Code; (ii) the award is granted (or exercisable or settled) only upon the achievement of an objective performance goal based on one of the performance criteria listed above established in writing by the Compensation Committee while the outcome is substantially uncertain, and (iii) the Compensation Committee certifies in writing prior to the granting (or exercisability or settlement) of the award that the performance goal has been satisfied.

Effect of a Change of Control. The following will occur in the event of a Change of Control (as defined in the Amended 1997 Incentive Plan), unless otherwise determined by the Committee or the Board of Directors in writing at any time on or after the date of grant of the applicable award (but prior to the Change of Control): (i) all stock options and stock appreciation rights shall become fully vested and exercisable; (ii) any restrictions and forfeiture conditions applicable to any other awards granted will lapse and such awards will be deemed fully vested, and any performance conditions imposed with respect to awards will be deemed to be fully achieved; and (iii) any surviving or acquiring corporation (or its parent company) may assume or continue any awards outstanding under the Amended 1997 Incentive Plan or may substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the Change of Control) for those outstanding under the Amended 1997 Incentive Plan.

Transferability. Awards are not transferable by participants, except by will or the laws of descent and distribution. However, the Committee may permit transfers, in its discretion, in a manner consistent with applicable securities laws, provided that no awards may be transferred for consideration.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

Duration, Amendment, and Termination. If the stockholders approve the Amended 1997 Incentive Plan, it will become effective upon such approval (“Effective Date”). The Board of Directors may suspend or terminate the Amended 1997 Incentive Plan without stockholder approval or ratification at any time. If this Proposal 2 is approved by the Company’s stockholders, the Amended 1997 Incentive Plan will terminate 10 years after the Effective Date, unless terminated sooner by the Board of Directors. The Board of Directors may amend or modify the Amended 1997 Incentive Plan at any time. However, no amendment will be effective unless approved by the stockholders to the extent stockholder approval is necessary to satisfy applicable law or applicable stock exchange listing requirements. Except with respect to amendments regarding Section 409A of the Code, no amendment may adversely affect any participant’s outstanding awards under the Amended 1997 Incentive Plan without the participant’s consent.

Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient depend on his or her particular situation, each recipient should consult his or her tax advisor regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 1997 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of the Company’s tax reporting obligations.

Non-statutory Stock Options. Generally, there is no taxation upon the grant of a non-statutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an option holder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock option over the exercise price. If the option holder is employed by the Company or one of its subsidiaries or affiliates, that income will be subject to withholding taxes. The option holder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the option holder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the option holder.

Stock Appreciation Rights. Under the Amended 1997 Incentive Plan, stock appreciation rights may be granted separate from any other award or in tandem with other awards under the Amended 1997 Incentive Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

PROPOSAL 2 — 1997 INCENTIVE PLAN (continued)

Section 162(m) Limitations. Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting the Company to claim the full federal tax deduction otherwise allowed for such compensation. The Amended 1997 Incentive Plan is intended to enable the Committee to make awards, including other cash-based awards, that will be exempt from the deduction limits of Section 162(m). Under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock awards, stock, other stock-based awards, and other cash-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, becomes vested, or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) a committee of outside directors certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the maximum amount, payable upon attainment of the performance goal).

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2013.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plan Approved by Stockholders–1997 Incentive Plan (1)	—	—	1,059,340

(1)
Subject to the terms of the 1997 Incentive Plan, shares available for award purposes under the 1997 Incentive Plan generally may be used for any type of award authorized under that plan, including, without limitation, options, restricted stock, and stock appreciation rights. Pursuant to the terms of the 1997 Incentive Plan, the maximum number of shares of Common Stock that may be issued under the 1997 Incentive Plan is equal to 3,629,896 shares plus any shares subject to outstanding awards granted under the 1997 Incentive Plan before January 1, 2010, that expire or terminate for any reason prior to exercise or settlement or are forfeited for a failure to meet a contingency or condition required to vest such shares, less (i) one share for each share of Common Stock issued pursuant to an option or stock appreciation right granted on or after January 1, 2010, and (ii) two shares for each share of Common Stock issued on or after January 1, 2010, pursuant to a restricted stock award, a grant of an other stock-based award, or an award of Common Stock in lieu of cash compensation.

New Plan Benefits

We have not approved any awards that are conditioned on stockholder approval of the Amended 1997 Incentive Plan. The Company is unable to currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the Amended 1997 Incentive Plan. If the Amended 1997 Incentive Plan had been in existence in fiscal year 2013, the Company expects that its award grants for fiscal 2013 would not have been substantially different from those actually made in that year under the 1997 Incentive Plan. On April 11, 2014, the closing price of the Common Stock on the New York Stock Exchange was $71.15 per share.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal is required for approval of Proposal 2. For purposes of the vote on the Amended 1997 Incentive Plan. The Board of Directors believes that approval of Proposal 2 is in the Company’s best interests for the reasons stated above.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our NEOs with those of our stockholders, we believe that each NEO’s total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to NEOs should be aligned with the interests of the Company’s stockholders. Specifically, the primary objectives of our compensation policies are as follows:

•	Creating incentives for management to increase FFO per share, net asset value (“NAV”), and long-term stockholder value;

•
Motivating our NEOs to achieve the Company’s short-term and long-term goals by providing “at risk” compensation, the value of which is ultimately determined by the future performance of the Company, without creating undue risk-taking behavior;

•	Establishing Company and individual objectives that promote innovation to achieve the Company’s objectives;

•
Maintaining competitive total compensation and relative amounts of salary, cash incentive bonus, and long-term stock compensation with those amounts paid by peer companies selected by the Compensation Committee;

•	Rewarding positive results for the Company and its stockholders and compensating our NEOs for the Company’s long-term performance;

•	Creating a team-oriented workplace that values diversity and open communications in order to attract, retain, and motivate best-in-class employees; and

•	Retaining NEOs whose expertise and experience are critical to the Company’s long-term success and competitiveness.
This vote is advisory, which means that the vote on executive compensation is not binding on the Company, its Board of Directors, or the Compensation Committee. However, both the Board of Directors and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

In 2013, we received significantly less than majority support from our stockholders on our say-on-pay vote, after receiving 80% support in 2012 and 63% in 2011. Starting immediately after that vote, the Compensation Committee engaged in a comprehensive process to understand and address the stockholders’ issues that led to the 2013 vote, including diligent outreach efforts to every stockholder holding over 1% of our outstanding stock as of December 31, 2013 (representing an aggregate of over 70% of our outstanding stock), resulting in discussions with stockholders holding in the aggregate approximately 60% of our outstanding Common Stock, as well as Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”), the two leading proxy advisory firms. This process resulted in significant changes to our CEO’s compensation arrangements, which are described beginning on page 34 under the heading “Amendments to Mr. Marcus’s Employment Agreement,” and changes to certain other compensation practices, including:

•	20% reduction of the target dollar amount of our CEO’s annual stock award with respect to 2013 and future years;

•	Change in the performance period for each of our CEO’s future long-term performance-based stock awards from three one-year periods to one three-year period with rigorous performance goals;

•
Elimination of the carry-forward/carry-back feature on our CEO’s future performance-based stock awards, as well as retroactively on his outstanding 2013 performance-based stock award, resulting in a permanent forfeiture of over $1 million of the 2013 award, which otherwise would have remained eligible to vest;

•	Use of new performance metrics for future performance-based stock awards to our CEO, to better align his pay with performance;

•	Change in our peer group; and

•	Enhancement in this Proxy Statement of the disclosure about our 2013 annual cash incentive bonus program.

PROPOSAL 3 — EXECUTIVE COMPENSATION (continued)

We believe that these changes address the concerns of our stockholders and incorporate the input of the leading proxy advisory firms and current best practices.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to adopt the following resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

The Board of Directors unanimously recommends a vote FOR Proposal 3.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Board of Directors”) of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of Named Executive Officer compensation for 2013 is fair, reasonable, and in the best interests of the Company and its stockholders, and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION COMMITTEE
Richard H. Klein, Chair John L. Atkins, III

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the six “named executive officers” (“NEOs”)whose fiscal year 2013 compensation information is presented in the tables following this discussion in accordance with SEC rules. Unless otherwise indicated or the context otherwise requires, all references in this section to “Alexandria,” “the Company,” “we,” “us,” and “our” refer to Alexandria Real Estate Equities, Inc., a Maryland corporation.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Executive Summary

Why You Should Vote for Our 2014 Say-On-Pay Proposal

Background
●	We received significantly less than majority support from our stockholders on our 2013 say-on-pay vote, after receiving 80% in 2012 and 63% in 2011
Compensation Committee Response – Stockholder Outreach
●
Starting immediately after that vote, the Compensation Committee engaged in a comprehensive process to understand and address the issues raised by the 2013 vote, including diligent outreach efforts resulting in discussions with stockholders holding in the aggregate approximately 60% of our outstanding Common Stock, as well as ISS and Glass Lewis, the two leading proxy advisory firms

Compensation Committee Response – Changes Made in Response to Stockholder Concerns
●
This process resulted in significant changes to our CEO’s compensation arrangements, which are described beginning on page 34 under the heading “Amendments to Mr. Marcus’s Employment Agreement,” and changes to certain other compensation practices, including:

	○	20% reduction of Mr. Marcus’s target stock award in respect of 2013 and future years
	○	Change in the performance period for each of Mr. Marcus’s future long-term performance-based stock award from three one-year periods to one three-year period with rigorous performance goals
○
Elimination of the carry-forward/carry-back feature on Mr. Marcus’s future performance-based stock awards, as well as retroactively on his outstanding 2013 performance-based stock award, resulting in a permanent forfeiture of over $1 million, which otherwise would have remained eligible to vest

	○	Use of new performance metrics for future performance-based stock awards to Mr. Marcus to better align his pay with performance
	○	Change in our peer group
	○	Enhancement in this Proxy Statement of the disclosure about our 2013 annual cash incentive bonus program
●	We believe that these changes address the expressed concerns of our stockholders and incorporate the input of the leading proxy advisory firms and current best practices

Business Overview

Founded in 1994, Alexandria was the first publicly traded company to focus on developing, owning, and operating Class A science and technology facilities in AAA-located, urban campuses proximate to the nation’s top-tier academic and medical institutions, which drive innovation and collaboration. Since its founding, Alexandria has become the largest and best-in-class publicly traded REIT in its niche and has grown from a $19 million startup to a sector-leading company with a total market capitalization of almost $9 billion and a national footprint in the leading urban cluster submarkets. For 20 years, the Company’s founder and CEO, Joel Marcus, has led the formation, financing, development, personnel recruitment, and operations of this highly sophisticated real estate company. During this time, under Mr. Marcus’s leadership and vision, the Company’s strategy has focused on developing and implementing its unique and effective business model, and has generated long-term value and growth in net asset value (versus short-term results), as well as strong relative long-term results. We believe that we have become the leader in the life science real estate industry as a direct result of Mr. Marcus’s unique strategic and operational skills; expertise; experience; and high-quality, broad-based industry network.

Since founding Alexandria in 1994, Mr. Marcus has recognized the need for the Company to stay at the forefront of the science and technology industries. Under his leadership, Alexandria has developed a team of five scientists who focus on understanding key industry trends, as well as underwriting and actively monitoring Alexandria’s client tenant base. As a result of these efforts, Mr. Marcus and the Alexandria team are fully integrated in the science and technology industries and have developed longstanding and trusted partnerships with thought leaders from internationally renowned academic and medical institutions, multinational pharmaceutical companies, leading private and public biotechnology entities, nonprofit institutions, government agencies, medical device companies, biofuel companies, research tools and service companies, venture capitalists, and technology companies. This deep understanding of and involvement in the life science industry is a competitive differentiator for the Company.

Alexandria has strategically assembled and developed campus locations adjacent to each cluster’s leading academic and medical institutions. Alexandria manages its properties through fully integrated regional teams with real estate and life science expertise. As the Landlord of Choice to the Life Science Industry®, Alexandria is known for its high-quality and diverse client tenant base, with 51% of its annualized base rent coming from investment-grade client tenants. We believe that these advantages separate us from our competitors and result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term net asset value and per share earnings growth.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Say-on-Pay Vote Results 2011-2013

We have been carefully monitoring our say-on-pay vote for the past three years and have engaged with stockholders, advisory firms, and experts along the way. Our vote results have been diverse:

•	63% approval at our 2011 annual meeting of stockholders, reflecting, we believe, some stockholder concern, predominantly with legacy employment agreement issues;

•	80% approval at our 2012 annual meeting of stockholders after we addressed most of the concerns from the previous vote; and

•	9% approval at our 2013 annual meeting of stockholders, discussed in detail below.

Compensation Committee Actions in Response to the 2013 Say-on-Pay Vote

Our Board of Directors, including the Compensation Committee, recognized that the 2013 say-on-pay vote represented significant stockholder dissatisfaction with our executive compensation program and took it very seriously. Accordingly, immediately following the 2013 annual meeting, the Compensation Committee sought to better understand:

•	The reasons for the substantial decrease from 80% support in 2012, without any intervening changes to our compensation program; and

•	The changes necessary to regain the support of our stockholders in our compensation program, including how to better align pay with performance.

In pursuing these objectives, the Compensation Committee took the following actions:

Oversaw and Directed Comprehensive Due Diligence Process

The Compensation Committee drove a detailed process to obtain and consider advice from compensation consultants and other advisors, engage with stockholders and the leading proxy advisory firms, and take actions to address the concerns of our stockholders. Immediately after the 2013 annual meeting, the Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consultant, to conduct a comprehensive review of the compensation program for our CEO. In addition, the Company requested that FTI Consulting, Inc. (“FTI”), an external compensation consultant that has been retained by the Company for several years, conduct a simultaneous but separate review. Following their independent reviews, each of the two compensation consultants made recommendations to the Compensation Committee regarding adjustments to the compensation program to address the concerns expressed by the Company’s stockholders, adhere to current best practices, and regain in 2014 both the confidence of our stockholders and the support of the leading proxy advisory firms. The Compensation Committee considered the recommendations of both consultants when making changes to address the concerns of our stockholders. The Compensation Committee also sought and obtained advice from the Company’s proxy solicitation firm and outside counsel.

This lengthy and comprehensive Compensation Committee-driven process resulted in the proposal and implementation of significant changes to Mr. Marcus’s compensation arrangements, which are described below.

Appointed New Compensation Committee Chair

In the course of this process, our Board, with the agreement of Mr. Jennings, who had served as Chair of our Compensation Committee since 2001, determined it would be helpful to bring a fresh perspective to the leadership of the Compensation Committee at this critical point in time. This led to the appointment of Mr. Klein as the new Chair of the Compensation Committee and the resignation of Mr. Jennings from the Compensation Committee. Mr. Jennings, unanimously recognized by the Board as a valuable and experienced Board member, remains the Company’s lead independent director with the full support of the Board.

Initiated Significant and Proactive Outreach to Investors

A critical component of the Compensation Committee’s process since the 2013 annual meeting has been to:

•	Increase efforts to gather feedback from major stockholders to ensure a thorough understanding of all of their issues and concerns that resulted in the low 2013 say-on-pay vote;

•	Discuss with major stockholders potential changes to the compensation program that could address their concerns, before actually implementing any changes; and

•	Solicit guidance from major stockholders and the leading proxy advisory firms on any emerging policy issues, especially those that could be addressed prior to the 2014 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Accordingly, our outreach efforts included requesting discussions with every stockholder holding over 1% of our outstanding stock as of December 31, 2013 (representing an aggregate of over 70% of our outstanding stock). In total, we met in person or over the telephone with the holders of approximately 60% of our outstanding stock as of December 31, 2013. The majority of the discussions with stockholders were in person, and all discussions were led on behalf of the Company by Mr. Klein, the new Chair of our Compensation Committee.

Consulted with ISS and Glass Lewis

The Compensation Committee also engaged in dialogue with ISS and Glass Lewis, the two leading proxy advisory firms, to better understand their methodology, rationale, and critiques from 2013, to ensure an understanding of all the issues previously raised by them as well as any emerging areas of focus going into the 2014 proxy season, and to discuss potential changes to the compensation program intended to address stockholders’ concerns. These discussions were also led on behalf of the Company by Mr. Klein.

Changes Made in Response to Stockholder Concerns Underlying the 2013 Say-on-Pay Vote

Overview

Since the 2013 annual meeting, the Compensation Committee has significantly elevated its involvement on numerous levels, including (as described above) interaction directly with stockholders, proxy advisors and other experts. This has resulted in the significant changes to the compensation arrangements of Mr. Marcus described elsewhere in this summary. The Compensation Committee believes that Mr. Marcus’s compensation program, as revised:

•	Addresses stockholder concerns while continuing to effectively motivate Mr. Marcus;

•	Minimizes incentives to take potentially detrimental risks;

•	Sets rigorous yet attainable performance goals;

•	Distinguishes between short- and long-term time horizons and objectives;

•	Improves the alignment of pay and performance; and

•	Effectively rewards Mr. Marcus for accomplishments, while at the same time penalizing him for underperformance.

Performance Metrics

As further described below, the Compensation Committee considered feedback from investors and redesigned the long-term incentive compensation program for Mr. Marcus based upon both the Company’s growth in funds from operations (“FFO”) per share and total stockholder return (“TSR”) relative to the FTSE NAREIT Equity Office Index. The Compensation Committee also incorporated goals related to net asset value (“NAV”) into Mr. Marcus’s short-term incentive program (that is, the annual cash incentive bonus program), due to the importance of NAV to the long-term value of the Company. Direct involvement and approval by the Board of Directors of all significant transactions (acquisitions, dispositions, financing, and capital events, among others) provides checks and balances against any possible short-term FFO per share or NAV growth at the expense of quality long-term growth and the continued generation of stockholder value.

•	Short-term incentive performance measures:

◦
NAV and profitability goals – Goals incorporating drivers of NAV, including, among others, quality of NOI growth, quality revenue from investment grade-rated client tenants, and growth in same property NOI on a cash basis have been incorporated into Mr. Marcus’s short-term incentive compensation.

◦
Balance sheet management goals – Balance sheet management goals, including liquidity, net debt to adjusted EBITDA, fixed charge coverage ratio, and capital structure management goals have also been incorporated into Mr. Marcus’s short-term incentive compensation.

•	Long-term incentive performance measures:

◦
Three-year growth in FFO per share – FFO is recognized by many of our stockholders as an appropriate measure of performance because it was established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) and is widely used both internally by REITs and externally by REIT investors and analysts as a measure of performance.

◦	Three-year TSR – TSR is particularly recognized as an important measure of performance.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Amendments to Mr. Marcus’s Employment Agreement

As a result of the extensive process described above, and in response to the feedback obtained through stockholder outreach, on April 24, 2014, based upon the recommendation of the Compensation Committee and with Mr. Marcus’s consent, the Board of Directors approved amendments to Mr. Marcus’s 2012 employment agreement (the “2012 Employment Agreement” and, as amended, the “2014 Employment Agreement”) to extend his employment period as CEO for two years through December 31, 2016, subject to an extension to December 31, 2018 in the form of an option, exercisable by either the Company or Mr. Marcus, for Mr. Marcus to serve as full-time Executive Chairman. The 2014 Employment Agreement also implements certain other changes as described in the following chart and below under “Potential Payments upon Termination or Change in Control–Mr. Marcus.” In addition to making changes in response to our stockholders’ concerns, the Compensation Committee and the entire Board believe that obtaining the services of Mr. Marcus for an additional two years is a significant benefit for the Company and its stockholders. In response to feedback from our stockholders, the Compensation Committee also took the other actions described in the following chart:

Stockholder and Advisory Firm Commentary	Actions Taken
Mr. Marcus’s pay is high compared to peers	●	Reduced contractually obligated target amount of stock award for the 2013 performance year and future years by 20%, from $6.875 million to $5.5 million
	●	Reduction aligns total target compensation at approximately the 50th percentile of the peer group selected by the Compensation Committee
Mr. Marcus’s employment agreement provides for annual grants of long-term performance-based stock awards, allowing performance achievement in excess of the maximum in any year to be applied to prior or subsequent years in which the maximum performance was not reached (the “carry-forward/carry-back”)
	●	Eliminated the carry-forward/carry-back from the performance-based stock award in 2014 and future years
●
Modified the outstanding performance-based stock award granted in 2013 to eliminate the carry-forward/carry-back, resulting in a forfeiture of the award otherwise eligible for potential future vesting by $1.15 million

For purposes of Mr. Marcus’s long-term performance-based stock awards, performance should be measured over a multiyear period	●	Changed the performance measurement period for each grant from three one-year periods to one three-year period
The alignment between Mr. Marcus’s pay and Company performance should be enhanced	●
As described below under “2013 and 2014 Compensation Decisions – Long-Term Incentive Award Grant to Mr. Marcus in 2014,” 2014 and future long-term performance-based stock awards will have rigorous three-year performance goals based on:

○ Growth in FFO per share over the performance period,
○ A threshold FFO per share growth required to earn any of the incentive stock award,
○ Specific threshold, target and maximum amounts earned based on FFO per share growth in excess of the threshold, and
○ A potential adjustment up or down based upon TSR over the performance period relative to the companies in the FTSE NAREIT Equity Office Index
	●	Long-term performance-based stock awards are subject to a maximum payout amount
Mr. Marcus’s annual cash incentive bonus target is higher than that of peers	●	Mr. Marcus’s incentive bonus target of 150% of base salary is below the median of the peer group selected by the Compensation Committee
Need robust disclosure about our annual cash incentive bonus program	●
We have significantly enhanced in this Proxy Statement the disclosure about our 2013 annual cash incentive bonus program, including a detailed description of each performance goal and the relative weighting and level of achievement of each goal

Mr. Marcus’s base salary was increased in 2012 despite TSR below the median of the peer group	●	Mr. Marcus’s base salary was not increased in 2013 and will not be increased in 2014
Discomfort with our peer group	●
As described below under “Compensation Governance – Peer Group Analysis – Updated 2014 Peer Group,” we changed our peer group to include our direct competitors, which are the REITs that own office/laboratory facilities, and also REITs with which we compete for talent, acquisitions and client tenants, whose total assets, total revenues and equity capitalizations are no greater than 2.5 times ours.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

2013 Strategic Business Decisions and Results
Our strategic goals for 2013, established in late 2012, focused on driving NAV, long-term value, and TSR through:

•	Solid growth in core operations (total revenue, NOI, occupancy, quality of earnings from high-value urban and central business district markets, and investment-grade-rated client tenants);

•	Solid growth in revenue, NOI, FFO per share, and cash flows following the completion of high-value pre-leased Class A development projects and core operations; and

•	Improvement in our long-term capital structure.
Our strategic goals for 2013 also included the dispositions of certain non-core income-producing properties and land parcels to further the long-term improvement in the quality of our cash flows, FFO per share, and NAV. However, these dispositions, made as part of our long-term strategy, also resulted in short-term reductions in certain key metrics.
Key results in 2013, summarized in the charts below, included the following:

•	Solid execution of core operations and strategy to drive stable future per share earnings and growth in NAV;

•
Investment of $275 million of proceeds from asset sales in 2012 and 2013 into high value Class A development projects, which generated an increase in asset value of $175 million (representing only a portion of value created in 2013), and resulted in an improvement in the quality of NOI and FFO per share, but also resulted in a reduction in short-term FFO of 36 cents per share in 2013; and

•	Business and balance sheet positioned to deliver stable FFO per share growth and growth in NAV, which should result in solid future TSR.
Although not immediately realized, we believe the execution of our long-term strategic objectives and solid operating results in 2013 contributed to our solid TSR to date in 2014. We also believe our path to deliver stable per share earnings growth will drive long-term TSR and benefit the Company and its stockholders.

Dispositions Drove Short-Term Reduction in FFO Per Share (1)(2)		Growth in NAV from Reinvestment of Disposition Proceeds	Growth in NOI (1) Since Dispositions (3)
Reported growth in 2013 FFO per share compared to 2012	0.5%
FFO per share growth excluding impact of dispositions	9.1%
Growth in FFO Per Share Since Dispositions		TSR Outperformance in 2014 (4)

(1) For information on the Company’s NOI and FFO, including definitions and reconciliations to the most directly comparable GAAP measures, see pages 63, 85, 87, and 91 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2) Reported FFO per share for the year ended December 31, 2013 was $4.40, up 0.5%, in comparison to the year ended December 31, 2012 of $4.38. The growth in FFO per share for the year ended December 31, 2013 in comparison to the year ended December 31, 2012, as adjusted exclude the impact of dispositions, would have been up 9.1%.

(3) Proceeds from real estate dispositions in 2012 and early 2013 were reinvested into high-value pre-leased Class A development projects. Completion and delivery of significant value creation development projects and solid core operations drove significant growth in NOI and FFO per share.

(4) The graph assumes $100 was invested on December 31, 2013 and that all dividends were reinvested.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Our strategy has focused on long-term value creation and growth in net asset value versus short-term results and has generated strong relative long-term results. The performance graph below compares the cumulative total return on our Common Stock since our initial public offering on May 28, 1997, to March 31, 2014, to several indices. The graph assumes $100 was invested on May 28, 1997, and that all dividends were reinvested.

$800
$700
$600
$500
$400
$300
$200
$100
$0
5/28/97
12/31/97
12/31/98
12/31/99
12/31/00
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06
12/31/07
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12
12/31/13
3/31/14
Alexandria Real Estate Equities, Inc.
SNL US REIT Office Index
FTSE NAREIT Equity Office Index
S&P 500
Russell 2000

Source: SNL Financial LC, Charlottesville, VA | ©2014 | www.snl.com

Compensation Committee Philosophy and Process

Our Compensation Committee

The Compensation Committee consists of two independent directors, Messrs. Klein (Chair) and Atkins. The Compensation Committee administers our executive compensation program and is responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs and other executive officers. The charter of the Compensation Committee reflects these responsibilities, and the Board of Directors periodically reviews and revises the charter. In 2013, the Compensation Committee held six formal meetings, took action on three occasions by unanimous written consent, and its members participated in numerous telephone calls. In addition, Mr. Klein devoted hundreds of hours of his time, well beyond that typically expected of a compensation committee chair, to the process described above relating to the Compensation Committee’s response to the 2013 say-on-pay vote, including planning for and leading discussions with many of our stockholders, ISS, and Glass Lewis.

COMPENSATION DISCUSSION AND ANALYSIS - Executive Summary (continued)

Our Compensation Committee’s Philosophy

We believe that the experience, abilities, and commitment of the NEOs provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science industry, and therefore have been and will continue to be critical to its long-term success, including profitability, growth in FFO per share and NAV, and TSR. In designing each NEO’s total compensation package, the Compensation Committee includes a significant equity‑based component to better align the interests of our NEOs with those of our stockholders. In furtherance of this objective, the majority of our total executive compensation is awarded through a combination of performance-based cash incentives and long-term equity grants.

The Compensation Committee’s general executive compensation philosophy is that an NEO’s total annual cash compensation should vary with the performance of the Company for the year in question. Moreover, the Company believes it is imperative that long-term incentives awarded to NEOs be aligned with the interests of the Company’s stockholders. The primary objectives of the Company’s compensation policies are:

•	Creating incentives for management to increase FFO per share, NAV, and long-term stockholder value;

•
Motivating NEOs to achieve the Company’s short-term and long-term goals by providing “at risk” compensation, the value of which is ultimately based on the future performance of the Company, without creating undue risk-taking behavior;

•	Establishing Company and individual objectives that promote innovation to achieve the Company’s objectives;

•
Maintaining total compensation and relative amounts of salary, cash incentive bonus, and long-term stock compensation competitive with those amounts paid by peer companies selected by the Compensation Committee;

•	Rewarding positive results for the Company and its stockholders and compensating NEOs for the Company’s long-term performance;

•	Creating a team-oriented workplace that values diversity and open communications in order to attract, retain, and motivate best-in-class employees; and

•	Retaining NEOs whose expertise and experience are critical to the Company’s long-term success and competitiveness.
Executive Compensation Governance Highlights

What We Do
✓	Executive Compensation Program Designed to Align Pay with Performance
✓	Conduct an Annual Say-on-Pay Vote
✓	Seek Input from, Listen to and Respond to Stockholders
✓	Employ a Clawback Policy
✓	Utilize Stock Ownership Guidelines
✓	Have Double-Trigger Severance Arrangements
✓	Mitigate Inappropriate Risk Taking
✓	Prohibit Hedging and Pledging of Company Stock
✓	Retain an Independent Compensation Consultant

What We Do Not Do
✗	Provide Tax Gross-ups
✗	Provide Excessive Perquisites
✗	Provide Guaranteed Bonuses
✗	Reprice Stock Options

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Governance

Role of the Compensation Committee

Consistent with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee considers the Company’s financial and operational performance, individual achievement, and market conditions when determining executive compensation. The Compensation Committee used a careful and disciplined approach for determining each NEO’s compensation for 2013, based on the following general principles:

•	Base salary should generally be an important but smaller portion of total compensation;

•	Annual cash incentive awards should be performance based;

•
At least 50% of total annual compensation should be “at risk” compensation in the form of equity in order to align a significant amount of compensation with the interests of the Company’s stockholders, and should be granted based on achievement of corporate and individual objectives; and

•
Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure, experience, expertise, leadership, management capability, and contribution to FFO per share growth, NAV growth, and TSR.

Role of the Compensation Consultants

As noted above, immediately after our 2013 annual meeting, the Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consultant, and directed it to conduct a comprehensive review of the compensation program for our Chief Executive Officer. Pearl Meyer & Partners assisted the Compensation Committee by providing recommendations on: (i) best practices; and (ii) plan designs for the CEO intended to reinforce key business objectives, strengthen the alignment between pay and performance and stockholder interests. Pearl Meyer & Partners also participated in discussions with the Compensation Committee regarding stockholder advisory group policies and concerns cited within their 2013 analyses. Pearl Meyer & Partners did not provide any other services to the Compensation Committee or the Company during 2013.

The Company also retained FTI, an external compensation consultant that has been retained by the Company for several years, to conduct a simultaneous but separate review of Mr. Marcus’s compensation and to recommend changes in order to create a fair, reasonable, and balanced compensation program for Mr. Marcus that motivates and rewards performance while closely aligning the interests of our Chief Executive Officer with those of our stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events. FTI’s compensation and corporate governance consulting practice is comprised of experts in the fields of both compensation and real estate and serves as an advisor to over 75 public and private real estate companies.

As noted above under “Executive Summary–Compensation Committee Actions in Response to the 2013 Say-on-Pay Vote-Oversaw and Directed Comprehensive Due Diligence Process,” the Compensation Committee considered the recommendations of both consultants when making changes to address the concerns of our stockholders.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Pearl Meyer & Partners’ work and FTI’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of Pearl Meyer & Partners and FTI, and the individual compensation advisors employed by Pearl Meyer & Partners and FTI as compensation consultants, do not create any conflict of interest.

Role of Named Executive Officers

Mr. Marcus reviews in depth the performance of the other NEOs with the Compensation Committee and makes recommendations to the Compensation Committee for its review and final determination. The NEOs and the Company’s finance and human resources teams provide market and Company information to the Compensation Committee that is used in determining each NEO’s compensation in light of the Company’s absolute and relative performance and individual contributions.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Peer Group Analysis

With the assistance of the compensation consultants and senior management, the Compensation Committee gathers and reviews information about the compensation program and processes of other publicly traded REITs as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed above under “Our Compensation Committee’s Philosophy,” with a comparison to peers being just one of the factors considered.

Historical Peer Group

In 2011, 2012, and early 2013, the Compensation Committee considered the following peers in connection with making its compensation decisions: Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Inc., Douglas Emmett, Inc., Highwoods Properties, Inc., Parkway Properties, Inc., SL Green Realty Corp., and Vornado Realty Trust.

Updated 2014 Peer Group

As a result of the extensive stockholder outreach after our 2013 annual meeting described above, and in large part in response to the feedback obtained through stockholder outreach, the Compensation Committee has selected a peer group for 2014 that more closely reflects the companies with which we compete for talent, tenants, and acquisitions. The Compensation Committee changed our peer group to focus first on our direct competitors, which are the REITs that own office/laboratory facilities. Because we only have four direct competitors in our complex life science real estate niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, whose total assets, total revenues, and equity capitalizations are no greater than 2.5 times ours. The 2014 peer group consists of the following companies:

Description	Direct Competitor Peer Company
REITs that own office/laboratory facilities	•	BioMed Realty Trust, Inc.
	•	Boston Properties, Inc.
	•	HCP, Inc.
	•	Kilroy Realty Corporation
REITs that do not own office/laboratory facilities but with which we compete for talent, acquisitions, and tenants and that are within 2.5x our total assets, total revenues, and equity capitalization	•	Digital Realty Trust, Inc.
	•	Douglas Emmett, Inc.
	•	Highwoods Properties, Inc.
	•	SL Green Realty Corp.

2013 Rankings Relative to 2014 Peer Group Selected by the Compensation Committee

ARE CEO Total Compensation Ranking: 56%

Criteria	Rank	Criteria	Rank
Total Assets (1)	56%	EBITDA Margin (2)	89%
Total Revenues (2)	44%	Funds Available for Distribution (2)	44%
Equity Capitalization (1)	56%	Cash Same Property NOI Growth (3)	89%
FFO Per Share Growth (3)	56%	Investment-Grade Client Tenants Among Top 10 Client Tenants (1)	100%
FFO Multiple (1)	56%

(1)	As of December 31, 2013

(2)	For the year ended December 31, 2013

(3)	Represents the year ended December 31, 2013 compared to the year ended December 31, 2012

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Key Elements of the Compensation Program

Our executive compensation program consists of three principal components.

What We Pay	Why We Pay It
Base Salary	•
The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate Company executives.

•
The base salaries of our NEOs are determined in consideration of their position, responsibilities, personal expertise and experience, and prevailing base salaries at the Company and elsewhere for similar positions.

•
NEOs are eligible for periodic increases in their base salary as a result of Company performance AND the performance of the NEOs, based principally on their performance, including leadership, contribution to Company goals, and stability of operations.

Annual Cash Incentive Awards	•
Annual cash incentives for NEOs reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each NEO should be “at risk,” and therefore contingent upon the performance of the Company, as well as the individual contribution of each NEO.

	•	Annual cash incentives further align our NEOs’ interests with those of our stockholders and help us attract, retain, and motivate executive talent.
Long-Term Equity Compensation	•	The Company’s equity compensation is designed to align the interests of NEOs and other employees with the interests of stockholders through growth in the value of its Common Stock.
	•	As determined by the Compensation Committee, the Company awards restricted stock as long-term incentives to motivate, reward, and retain NEOs and other employees.
•
Restricted stock awards are utilized because their ultimate value depends on the future stock price performance of the Company, providing motivation through variable “at risk” compensation and direct alignment with stockholders.

Pension Plan

The Company also maintains a Pension Plan, which is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for the eligible employees, including NEOs, during retirement.

Under the Pension Plan, a hypothetical account is established for each participant for recordkeeping purposes. Each year, a participant’s cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at normal retirement age (“NRA”), as defined in the Pension Plan. This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 2.88% for 2013. Benefits under the Pension Plan are vested at all times, are obligations of the Company, and are payable in the form of a lump sum or a single or joint and survivor annuity upon death, disability, other termination of employment, or retirement at or after the age of 62. See the “Pension Benefits Table” for more information.

Deferred Compensation Plan

The Company also has a 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the 1933 Act, (ii) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) meet certain other eligibility requirements. Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2013, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “Executive Compensation Tables and Discussion—2013 Nonqualified Deferred Compensation Table” for additional details.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2013 and 2014 Compensation Decisions

The allocation of compensation among salary, cash incentive, long-term incentive awards, and all other compensation for our NEOs for 2013, based on information included in the Summary Compensation Table, was as follows:

Compensation Element	Joel S. Marcus	Dean A. Shigenaga	Peter M. Moglia	Stephen A. Richardson	Thomas J. Andrews	Daniel J. Ryan	Average % of Total
Base Salary	$895,000	$337,000	$375,000	$408,000	$425,000	$375,000	13%
Cash Incentive	1,342,500	550,000	450,000	425,000	600,000	410,000	18
Long-Term Incentive (1)	7,480,440	1,596,250	957,750	1,117,375	1,532,400	1,117,375	65
Other Compensation	244,964	121,178	117,015	118,445	125,997	107,361	4
Total Compensation	$9,962,904	$2,604,428	$1,899,765	$2,068,820	$2,683,397	$2,009,736	100%

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 15 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Base Salaries

For 2012, the Compensation Committee approved increases ranging from 0% to 7.6%. In comparison to 2012, the NEOs received 2013 base salaries as follows:

Name	2012 Base Salary	2013 Base Salary	% Increase
Joel S. Marcus	$895,000	$895,000	0%
Dean A. Shigenaga	$330,000	$337,000	2.1%
Peter M. Moglia	$350,000	$375,000	7.1%
Stephen A. Richardson	$399,000	$408,000	2.3%
Thomas J. Andrews	$395,000	$425,000	7.6%
Daniel J. Ryan	$350,000	$375,000	7.1%

Specifically, the NEOs’ base salaries were based upon the following factors:

•	Mr. Marcus: Base salary remained flat as his current base salary was in line with the peer group selected by the Compensation Committee.

•	Mr. Shigenaga: Base salary increase reflected a cost-of-living adjustment pursuant to his employment agreement.

•	Mr. Moglia: Base salary increase was a result of his solid performance in 2012 and a determination to bring his base salary closer in line with those of our other NEOs.

•	Mr. Richardson: Base salary increase reflected a cost-of-living adjustment pursuant to his employment agreement.

•	Mr. Andrews: Base salary increase was a result of his solid performance in 2012 and in recognition of his management of the Company’s largest regional franchise.

•	Mr. Ryan: Base salary increase was a result of his solid performance in 2012 and a determination to bring his base salary closer in line with those of our other NEOs.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2013 Cash Incentive Bonus Targets

Structure of Cash Incentive Bonuses

Under Mr. Marcus’s 2012 and 2014 Employment Agreements, there is no guaranteed cash incentive bonus, and 100% of his annual incentive award opportunities are tied to achievement of predetermined corporate and individual goals. Mr. Marcus’s annual cash incentive bonus is 60% based upon the achievement of predetermined corporate performance measures and 40% based upon the achievement of predetermined individual performance measures. The Committee believes this mix is appropriate because it balances the teamwork and common purpose mentality necessary to maximize corporate success, while at the same time motivating Mr. Marcus to achieve individual objectives appropriate for his position, as described in more detail below. For 2013, Mr. Marcus was eligible for the following threshold, target, and maximum amounts as a multiple of his base salary:

Level	Percentage of Base Salary	Amount of Cash Incentive Bonus
Threshold	75%	$671,250
Target	150%	$1,342,500
Maximum	225%	$2,013,750

The employment agreements for Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan provide for cash incentive bonuses that are awarded at the discretion of the Compensation Committee. The Compensation Committee considered a more formulaic approach, but decided that this method, as opposed to a totally formulaic method, permits the Compensation Committee to adjust compensation based on a wide range of factors relating to Company and individual performance. When exercising its discretion, the Compensation Committee performs a holistic review, and does not assign specific weights to any particular factor.

Mr. Marcus’s 2013 Corporate Goals and Assessment of 2013 Corporate Performance

Mr. Marcus’s 2012 Employment Agreement provides that with respect to 60% of his annual cash bonus, annual performance metrics are to be established each year by the Compensation Committee within the following categories and weightings:

30%	Balance sheet management, capital allocation, and debt/equity raising
30%	NOI growth
20%	Operating margins
20%	Leasing activity/quality

With respect to balance sheet management, the 2013 goals established by the Compensation Committee, and the actual achievement of those goals, were as follows:

Description	Goals (Threshold to Maximum)	Actual
Net cash provided by operating activities after dividends	$130 million to $150 million	$128 million	Below Threshold
Secured construction loan for certain construction projects	$30 million to $100 million	$44 million	Target
Unsecured senior notes issuances	$350 million to $450 million	$500 million	Maximum
Issuance of Common Stock	$125 million to $175 million	$536 million	Above Target
Asset sales	$250 million to $350 million	$201 million	Below Threshold
Liquidity under unsecured senior line of credit	$500 million to $1 billion	$1.3 billion	Maximum
Net debt to adjusted EBITDA (annualized 3 months ended 12/31/13)	6.5x	6.6x	Target
Fixed charge coverage ratio (annualized 3 months ended 12/31/13)	2.9x to 3.0x	3.2x	Maximum
Summary			Target

COMPENSATION DISCUSSION AND ANALYSIS (continued)

With respect to NOI growth, the 2013 goals established by the Compensation Committee, and their actual achievement, were as follows:

Description	Goals	Actual
Earnings per diluted share attributable to Alexandria’s Common Stockholders	$1.41 to $1.61	$1.60	Maximum
FFO per diluted share attributable to Alexandria’s Common Stockholders	$4.40 to $4.60	$4.40	Threshold
NOI growth - 4Q12 annualized vs 4Q13 annualized	>$40 million	$55 million	Maximum
Same property NOI growth - cash basis	4% to 7%	5.4%	Target
Same property NOI growth	0% to 3%	1.8%	Target
Growth in ABR in urban/CBD markets	2% to 5%	2.6%	Target
Summary			Target

With respect to operating margin, the 2013 goals established by the Compensation Committee, and their actual achievement, were as follows:

Description	Goals	Actual
Operating margins	65% to 75%	70%	Target

With respect to leasing activity/quality, the 2013 goals established by the Compensation Committee, and their actual achievement, were as follows:

Description	Goals	Actual
Amount of RSF Leased	> 2 million	3.5 million	Maximum
Rental rate increases on lease renewals and re-leasing of space - cash basis	Flat to slightly positive	4.0%	Maximum
Rental rate increases on lease renewals and re-leasing of space	5% to 20%	16.2%	Target
Occupancy at the end of 2013	93.9% to 94.3%	94.4%	Maximum
Percentage of total ABR from investment grade tenants	40% to 55%	51%	Target
Summary			Maximum

Assessment of Individual Performance

The Compensation Committee set various individual performance goals for Mr. Marcus for 2013. Mr. Marcus met or exceeded each of the predetermined goals for 2013 as presented below.

•
Provided key leadership in the continued pursuit of the Company’s strategy to ensure that stockholder value is maximized over the long term, particularly: raised over $1 billion of long-term debt and equity capital, which was NAV-positive, and further strengthened the Company’s long-term capital structure.

•
Executed the Company’s selective development strategy focused on high-quality properties that are well-positioned within the Company’s identified core/low cap rate submarkets, have high-quality life science tenants in place, offer attractive yields, and are projected to generate significant value upon completion.

•
Executed an aggressive leasing strategy to maximize the value of the Company’s properties; completed leasing of over 3.5 million rentable square feet with increases in cash rental rates on renewed and re-leased space.

•	Drove the cost-effective completion of the Company’s development and redevelopment properties.

•	Maintained the right “tone at the top” and fostered a culture of strong corporate governance, transparency, and ethics.

•	Managed the career development of high-potential executives within the Company.

•	Fostered effective communication with the Board on matters of tactical and strategic importance.

•	Continued to ensure clear communication with investors and analysts.

•
Continued to advance the Company’s real estate sustainability platform focused on resource efficiency and the environmental ecosystem of the Company’s facilities. In 2013, the Company received seven new LEED Gold certifications. Upon completion of 21 other in-process projects, 50% of the Company’s total rentable square feet will be LEED certified.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The Compensation Committee reviewed the performance of the other NEOs as follows:

Dean A. Shigenaga–Chief Financial Officer–As Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals, and participated with the Chief Executive Officer and other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga participated with the Chief Executive Officer and other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions. Under Mr. Shigenaga’s leadership, the Company further strengthened its financial position after significantly improving its credit profile in 2012. In 2013, the Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure. Specifically, the Company completed $201.9 million of asset sales in 2013, reduced its variable-rate bank debt by approximately $612 million, completed its $500 million offering of 3.90% 10-year unsecured senior notes, completed a $536 million Common Stock equity offering at $73.50 per share, and maintained significant liquidity throughout the year. In 2013, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

Peter M. Moglia–Chief Investment Officer–As Chief Investment Officer, Mr. Moglia, in tandem with Mr. Marcus and other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, obtaining secured construction and permanent financing, and the sale of select, non-core assets. Mr. Moglia also oversaw the Company’s real estate underwriting group, which provided financial modeling and market research to support the Company’s acquisition, leasing, secured debt, and development and redevelopment activities. In addition, Mr. Moglia represented the Company at selected investor meetings, providing insight into the Company’s strategy for mission-critical activities. During 2013, Mr. Moglia’s efforts contributed to the Company’s highest annual leasing activity by leased square-footage. As well, in 2013, Mr. Moglia oversaw the strategically important sales of non-core assets, the procurement of joint-venture equity for a major development project, and construction financing for two major projects. Mr. Moglia added value to the Company with effective leadership, a broad knowledge of real estate underwriting and project level finance, and day-to-day management of our revenue-related activities.

Stephen A. Richardson–Chief Operating Officer and Regional Market Director–San Francisco Bay Area–As Chief Operating Officer, Mr. Richardson was responsible for a leadership role in developing, contributing to, and implementing the Company’s current and long-term strategy and objectives, in close coordination with the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, and other NEOs. Mr. Richardson oversaw operational plans and policies throughout the Company’s principal clusters in the United States and China, including matters related to overall regional strategic planning. The analysis of regional market dynamics and coordination between corporate accounting, finance, and regional leadership teams, including global account planning, was integral to fortifying the Company’s leading life science franchise position and expanding its deep network of relationships. These contributions supported the highest annual leasing activity by leased square footage in the Company’s history, strengthened its operating portfolio and balance sheet, enhanced earnings, and facilitated the significant transition of non-income-producing assets to income-producing assets. Mr. Richardson also represented the Company to client tenants, partners, analysts, stockholders, and important members of the life science community, as well as the broader business community.

Thomas J. Andrews, Executive Vice President–Regional Market Director–Greater Boston–As Executive Vice President–Regional Market Director–Greater Boston, Mr. Andrews oversaw the management of the Company’s largest regional franchise, representing 25% of the Company’s rentable square footage and 29% of its annualized base rent as of December 31, 2013. In close coordination with the Company’s other senior executives, Mr. Andrews led a team of real estate professionals in implementing the Company’s strategic directives within the Greater Boston region, including: the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisition and disposition of properties in the Greater Boston region. In 2013, key achievements in the Greater Boston region included: completion of new and renewal leases of approximately 925,000 rentable square feet, resulting in a 96.8% year-end occupancy percentage in operating properties and a 96.8% year-end occupancy percentage in operating and redevelopment properties; and delivery of build-to-suit development aggregating 305,212 rentable square feet (“RSF”) at 225 Binney Street, which is 100% leased to Biogen Idec. ARIAD Pharmaceuticals, Inc. executed an amendment to its lease at 75/125 Binney Street and increased its RSF by 141,988 to a total of 386,111 RSF, or 99.4% of the entire property. On November 27, 2013, we acquired 150 Second Street, a 123,210 RSF, newly developed Class A property in the Cambridge submarket of Greater Boston, for a total purchase price of $94.5 million. In addition to his management activities in the Greater Boston region, Mr. Andrews also represented the Company to client tenants, key members of the life science community, brokers, partners, analysts, and investors.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Daniel J. Ryan, Executive Vice President–Regional Market Director–San Diego and Strategic Operations–As Executive Vice President, Mr. Ryan was responsible for the performance of the San Diego region, which, from 2010 to 2013, approximately doubled its annual base rent to $89 million, increased its contracted rent by 317%, and increased the percentage of annual base rent from investment-grade client tenants from 43% to 69%. Mr. Ryan was also responsible for contributing to the Company’s current and long-term strategy and objectives in coordination with the Chief Executive Officer and other NEOs. Mr. Ryan worked closely with the other NEOs and regional directors to initiate the Alexandria Experience and its Work-Style spaces in order to position the regional portfolios and optimize leasing, retention, and long-term stockholder value. Mr. Ryan also participated in development, redevelopment, and major client tenant initiatives, as well as venture financing throughout the Company. These contributions supported the Company’s strong 2013 performance in leasing, occupancy gain, and activation of non-income-producing assets. Mr. Ryan has also actively participated in communicating the Company’s activities and outlook to the investor community, in conjunction with the other NEOs.

2013 Annual Cash Incentive Award Decisions

Based on the achievement of the objective corporate performance measures and Mr. Marcus’s individual performance, the Compensation Committee awarded Mr. Marcus a cash incentive bonus for 2013 at the target level of 150% of his 2013 base salary, or $1,342,500. Based on achievement of the corporate and individual performance achievements described above, the Compensation Committee awarded the other NEOs cash incentive bonuses for 2013 as follows: Dean Shigenaga, $550,000; Peter M. Moglia, $450,000; Stephen A. Richardson, $425,000; Thomas J. Andrews, $600,000; and Daniel J. Ryan, $410,000.

Overview of 2014 Performance Goals for 2014 Annual Cash Incentive Bonus Awards

In order to further improve the disclosure of corporate performance goals for Mr. Marcus, for the 2014 performance year, corporate performance goals will relate to 60% of his annual cash incentive award and will consist of 12 specific goals related to (i) profitability and NAV growth (aggregate 50% weighting) and (ii) balance sheet management (aggregate 50% weighting). Each detailed corporate performance goal within these two categories will have a specific weighting and specific threshold, target, and maximum goals. The Compensation Committee believes these changes will further enhance the short-term incentive compensation program, as they are part of the Company’s 2014 business plan.

For the 2014 performance year, individual goals will relate to 40% of Mr. Marcus’s annual cash incentive award and consist of one or more (as determined by the Compensation Committee) of (i) providing key leadership in the continued pursuit of Company’s strategy to ensure that stockholder value is maximized over the long term, (ii) maintaining the right “tone at the top” and fostering a culture of strong corporate governance, transparency, and ethics, (iii) actively managing the career development of high-potential executives within the Company, (iv) fostering effective communication with the Board of Directors on matters of tactical and strategic importance, (v) continuing to ensure clear communication with investors and analysts, and (vi) effectively addressing executive officer succession planning.

Long-Term Incentive Award Granted in 2013 to Mr. Marcus

Mr. Marcus’s 2012 Employment Agreement provided for an annual target long-term incentive award of $6,875,000, subject to increase or decrease at the discretion of the Compensation Committee based on its assessment of the Company’s performance for the relevant fiscal year. Fifty percent of this award is to vest over a three-year period and the remaining 50% is to vest annually over the following three years, based on a combination of absolute and relative TSR, each as defined in the 2012 Employment Agreement. This award of $6,875,000 was made to Mr. Marcus in the form of restricted stock on March 12, 2013, with respect to 2012, with the number of shares of stock subject to the award based on the closing price of the Common Stock on the trading day prior to the grant date.

The absolute and relative minimum and maximum hurdles applicable to the performance-based portion of Mr. Marcus’s 2013 equity award are as follows:

Absolute Component (50% of the Performance Award)		Relative Component (50% of the Performance Award)
TSR Performance	% of Annual Award Earned	FTSE NAREIT Equity Office Index Performance	Annual % of Award Earned
6%	33.3%	Index	50%
10%	100%	Index +3%	100%

COMPENSATION DISCUSSION AND ANALYSIS (continued)

These tests are applied separately for each year of the three-year performance period of the award, which are 2013, 2014, and 2015. The hurdles were selected to give the Company robust growth targets. For example, the Company’s one-year TSR was 3.3% for 2011, and 3.5% for 2012. Therefore, in comparison with recent periods, 6% was a rigorous hurdle. No portion of the absolute component of the award with respect to each of the three years in the performance period will vest if the Company’s performance for the applicable year is below the minimum threshold of 6% TSR, and no portion of the relative component of the award with respect to each of the three years in the performance period will vest if the Company’s performance for the applicable year is below the minimum threshold of the FTSE NAREIT Equity Office Index. For performance above the minimum threshold but less than the maximum, the applicable portion of Mr. Marcus’s 2013 award will vest based on straight-line interpolation between threshold and maximum.

The Summary Compensation Table includes Mr. Marcus’s $6,875,000 2013 stock award (made with respect to 2012) with a grant date accounting value of $5,797,848. The table below provides a summary of the one-half of this $6,875,000 award, or $3,437,500, that is subject to absolute and relative TSR performance in each of the three years in the period ended December 31, 2015. The TSR goals for 2013 were not achieved, and $1.15 million of the grant did not vest and was forfeited.

Grant Date	Amount	Performance Period	Target/Actual Date Earned	Actual Payout
4/12/13	$1,145,833	2013	December 31, 2013	Forfeited
4/12/13	$1,145,833	2014	December 31, 2014	TBD
4/12/13	$1,145,834	2015	December 31, 2015	TBD
Total	$3,437,500

Long-Term Incentive Award Grant in 2014 to Mr. Marcus

Mr. Marcus’s 2014 Employment Agreement provides for an annual target long-term incentive award in the form of restricted stock to be granted in 2014 with an aggregate target of $5,500,000, subject to increase or decrease at the discretion of the Compensation Committee based on its assessment of the Company’s performance for the relevant fiscal year. This target award is 20% below the target award in Mr. Marcus’s 2012 Employment Agreement. The number of shares of stock subject to the award will be based on the closing price of the Common Stock on the trading date prior to January 10, 2014, the date on which the Compensation Committee would have granted the award but for the discussions and negotiations leading to the amendments to Mr. Marcus’s 2012 Employment Agreement and resulting in the 2014 Employment Agreement. The 2014 award will be allocated between time-based and performance-based vesting components and subject to three-year vesting as follows:

Equity Award Component	Percentage	Equity Award	Vesting Period	Vesting Description
Performance-based	50%	$2,750,000	3 Years	3 Year Growth in FFO per share and 3 Year Relative TSR to NAREIT Equity Office Index
Time-based	50%	$2,750,000	3 Years	Time-based
Total		$5,500,000

Structure of Mr. Marcus’s 2014 Long-Term Performance-Based Restricted Stock

The Compensation Committee designed the performance-based portion of Mr. Marcus’s 2014 restricted stock award based upon growth in both FFO per share and TSR relative to the FTSE NAREIT Equity Office Index over the three-year period 2014-2016. Direct involvement and approval by the Board of Directors of all significant transactions (acquisitions, dispositions, financing and capital events, among others) provides checks and balances against any possible short-term FFO per share growth at the expense of quality long-term growth and the continued generation of stockholder value. FFO is recognized by many of our stockholders as an appropriate measure of performance for REITs because it was established by the Board of Governors of NAREIT and is widely used both internally by REITs and externally by REIT investors and analysts to measure performance. TSR is also widely regarded as an important measure of company performance.

The performance-based portion of Mr. Marcus’s 2014 stock award is subject to threshold, target and maximum FFO per share growth targets. The Compensation Committee expects to base the target level of FFO per share growth at a level that would have resulted in FFO per share growth at approximately or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of the nine periods containing three consecutive calendar-years from 2003 to 2013.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

If FFO per share growth over the applicable three-year period is less than the threshold amount, then the performance-based portion of Mr. Marcus’s 2014 stock award will be forfeited in its entirety. If FFO per share growth over the applicable three-year period is equal to or greater than the threshold amount, then an amount of the award eligible for vesting by application of the FFO per share growth criteria will be subject to adjustment by application of an additional TSR criteria, which also have threshold, target, and maximum goals. The TSR criteria measures the Company’s TSR over the 2014-2016 performance period relative to the TSR of the FTSE NAREIT Equity Office Index over the same period. The amount of award eligible for vesting by application of the FFO per share growth criteria will be adjusted by application of the TSR criteria as follows:

Threshold–relative TSR below the 25th percentile will reduce the portion of the award eligible for vesting by application of the FFO per share growth criteria by 50%;

Median/target–relative TSR at median will result in no adjustment to the portion of the award eligible for vesting by application of the FFO per share growth criteria; and

Maximum–relative TSR equal to or greater than the 75th percentile will increase the portion of the award eligible for vesting by application of the FFO per share growth criteria by 50%. The cap on the amount of the long-term performance-based equity award eligible for vesting is 156.4% of the target number of performance-based award shares.

Long-Term Incentive Awards for Other NEOs

Each of the employment agreements for Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan provides for long-term incentive awards at the discretion of the Compensation Committee. The Compensation Committee has not yet determined the long-term incentive awards to be granted in 2014, for performance in 2013, for other NEOs, but will evaluate each NEO’s performance and make its decision over the next several months. For a discussion of what the Compensation Committee considers in determining long-term incentive awards for performance in 2013, see “Compensation Discussion and Analysis - 2013 and 2014 Compensation Decisions - Assessment of Individual Performance” above.

Other Compensation Policies

Stock Ownership Guidelines

We believe that share ownership by our directors and senior officers can help align their interests with our stockholders’ interests. To that end, in April 2012, the Board amended the Corporate Governance Guidelines to increase the share ownership requirements applicable to all Alexandria’s directors and senior officers.

Within five years of becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of Common Stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer
Chief Executive Officer	6x
Chief Financial Officer, Chief Operating Officer, and Chief Investment Officer	3x
Senior Vice President	1x
Non-Employee Directors	3x

NEOs must hold 50% of net after-tax shares received from stock option exercises or vesting of restricted stock until the above listed ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

All senior officers and directors are required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors are in compliance with these requirements, other than Dr. Freire, who became a director in 2012, and Mr. Hash, who became a director in 2013, and each, therefore, is still in the five-year phase-in period.

Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares beneficially owned at the time the stock ownership requirements were met.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Clawback Policy

The Company has a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and long-term incentive awards paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO that materially contributed to the need for the restatement. The policy is administered by the Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

In April 2013, the Company enacted an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging transaction, or trading in put and call options with respect to the Company’s securities. The Company believes that prohibiting these types of transactions, will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of the Company’s stockholders. In addition, the Company has previously adopted anti-pledging policies that prohibit any director, officer, or employee from pledging the Company’s shares as collateral for a loan or holding Company shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s shares during a time when such a sale would be prohibited by the Company’s insider trading policy.

Section 162(m) Policy

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, limited exceptions to Section 162(m) apply with respect to performance-based compensation. The Compensation Committee will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements, and may grant compensation which is non-deductible in circumstances it deems appropriate.

Sustainability and Corporate Giving

The Company strives to improve the workplace environment and reduce its environmental footprint through sustainable, efficient building design and operations. Specifically, the Company has earned LEED certification on several new development projects and incorporated sustainable enhancements into existing operating facilities. As of December 31, 2013, the Company had 25 LEED certifications encompassing approximately 3.1 million RSF, with another 21 LEED certifications in progress that totaled approximately 4.7 million RSF. Upon completion of these projects, approximately 50% of the RSF of the Company’s operating portfolio will be LEED certified. Beyond LEED certifications, the Company seeks to advance the resource efficiency and environmental ecosystem of its facilities to produce the most collaborative, innovative, productive, and sustainable work environments for its client tenants. In 2013, the Company engaged third-party consultants to conduct facility energy benchmarking and audits of its sustainability operations to help enhance its facilities and best practices for laboratory space management. Other initiatives have included the implementation of energy optimization projects, eco-friendly transportation, on-site healthy meal choices, fitness centers, and sustainable gardens. The Company’s employees donate their time to many charitable organizations, and the Company contributes annually to other worthwhile charitable organizations. Specifically, the Company strives to support leading non-profit organizations in areas that include scientific research and development, local community support, military service support, and science education.

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the compensation program and has designed the Company’s compensation program with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk taking with the exercise of prudent business judgment. The Compensation Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking and has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company’s business or financial condition:

•
The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (See “Board of Directors and Executive Officers–Information on Board of Directors and its Committees–The Board’s Role in Risk Oversight” for a discussion of the role of the Board of Directors in the risk oversight process);

•	The diversified nature of the Company’s overall real estate asset base and client tenant mix with respect to industries and markets served and geographic footprints;

•
Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk taking;

•	Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determination of stock awards based on a review of a variety of qualitative factors;

•	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

•	Meaningful stock ownership guidelines for executive officers and directors; and

•
The Company’s clawback policy, which allows for the potential recovery of incentive awards paid to an NEO in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) resulting from actual fraud or willful unlawful misconduct by the NEO that materially contributed to the need for the restatement.

Compensation Tables and Related Narrative

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Joel S. Marcus,	2013	895,000	—	7,480,440	1,342,500	38,147	206,817	9,962,904
Chief Executive Officer and Founder	2012	895,000	—	5,052,022	1,342,500	165,340	1,299,221	8,754,083
	2011	785,000	1,505,000	4,885,940	—	75,547	1,296,334	8,547,821

Dean A. Shigenaga,	2013	337,000	550,000	1,596,250	—	5,957	115,221	2,604,428
Chief Financial Officer	2012	330,000	500,000	1,039,800	—	4,539	114,739	1,989,078
	2011	320,000	680,000	2,195,850	—	4,331	123,955	3,324,136

Peter M. Moglia,	2013	375,000	450,000	957,750	—	4,840	112,175	1,899,765
Chief Investment Officer	2012	350,000	395,000	882,240	—	3,416	111,547	1,742,203
	2011	295,000	250,000	735,490	—	2,736	111,047	1,394,273

Stephen A. Richardson,	2013	408,000	425,000	1,117,375	—	6,129	112,316	2,068,820
Chief Operating Officer & Regional Market Director – San Francisco Bay Area	2012	399,000	395,000	1,323,360	—	10,757	111,756	2,239,873
	2011	360,000	395,000	2,387,000	—	6,681	121,050	3,269,731

Thomas J. Andrews,	2013	425,000	600,000	1,532,400	—	6,085	119,912	2,683,397
EVP - Regional Market Director – Greater Boston	2012	395,000	550,000	1,543,920	—	81,610	119,196	2,689,726

Daniel J. Ryan,	2013	375,000	410,000	1,117,375	—	43	107,318	2,009,736
EVP - Regional Market Director – San Diego & Strategic Operations	2012	350,000	395,000	1,323,360	—	1,185	44,008	2,113,553

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 15 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)
Represents cash incentive bonus paid to Mr. Marcus in accordance with his 2012 Employment Agreement. See “Compensation Discussion and Analysis—Allocation of Compensation for NEOs–Cash Incentive Bonus.”

(3)	Amounts consist of the following:

Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	Joel S. Marcus	Dean A. Shigenaga	Peter M. Moglia	Stephen A. Richardson	Thomas J. Andrews	Daniel J. Ryan
Aggregate change in the actuarial present value of accumulated benefits under the Company’s Pension Plan	38,147	5,957	4,840	6,129	6,085	43
Above-market or preferential earnings under the DC Plan	—	—	—	—	—	—
Earnings reflected in the table above	38,147	5,957	4,840	6,129	6,085	43
Below-market losses under the DC Plan not shown above	(93,725)	—	—	(4,204)	(66,787)	(3,615)

(4)
The amounts set forth in this column include the Company’s contribution to: (a) NEOs’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit sharing plan and executive profit sharing plan; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums, as follows:

All Other Compensation ($)	Joel S. Marcus	Dean A. Shigenaga	Peter M. Moglia	Stephen A. Richardson	Thomas J. Andrews	Daniel J. Ryan
Pension plan	125,348	50,000	50,000	50,000	50,000	50,000
Profit sharing plan	33,500	33,500	33,500	33,500	33,500	33,500
Insurance premiums	47,969	31,721	28,675	28,816	36,412	23,818
All Other Compensation	206,817	115,221	112,175	112,316	119,912	107,318

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2013 Grants of Plan-Based Awards Table

			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date
Joel S. Marcus	1/1/2013	(1)	15,000	1,039,800
Joel S. Marcus	4/12/2013	(2)	8,898	642,792
Joel S. Marcus	4/12/2013	(3)	47,684	3,444,692
Joel S. Marcus	4/12/2013	(4)	47,683	2,353,156
Dean A. Shigenaga	9/30/2013	(5)	25,000	1,596,250
Peter M. Moglia	9/30/2013	(5)	15,000	957,750
Stephen A. Richardson	9/30/2013	(5)	17,500	1,117,375
Thomas J. Andrews	9/30/2013	(5)	24,000	1,532,400
Daniel J. Ryan	9/30/2013	(5)	17,500	1,117,375

(1)	Represents restricted stock grant related to performance in 2011 subject to time-based vesting over a three-year period.

(2)	Represents one-third of $2 million stock grant related to the execution in 2012 of Mr. Marcus’s amended employment agreement, subject to performance measurement in 2013.

(3)	Represents stock grant related to performance in 2012 subject to time-based vesting over a three-year period.

(4)
Represents restricted stock grant related to performance in 2012 and subject to vesting based on TSR for the years ended December 31, 2013, 2014, and 2015. The portion of the award attributable to vesting based on TSR for the year ended December 31, 2013 did not vest.

(5)	Represents restricted stock grant related to performance in 2012 subject to time-based vesting over a three-year period.

The stock awards indicated in the table above were granted under the 1997 Incentive Plan. For further information regarding this plan, see “Compensation Discussion and Analysis–2013 and 2014 Compensation Decisions–Long-Term Incentive Award” above.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows unvested stock awards assuming a market value of $63.62 per share (the closing market price of the Common Stock on December 31, 2013).

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Name
Joel S. Marcus	113,738	7,236,012
Dean A. Shigenaga	42,493	2,703,405
Peter M. Moglia	26,166	1,664,681
Stephen A. Richardson	40,333	2,565,985
Thomas J. Andrews	44,333	2,820,465
Daniel J. Ryan	34,500	2,194,890

(1)
Represents restricted stock awards granted pursuant to the 1997 Incentive Plan. Restricted stock awards for Mr. Marcus totaling 70,214, 41,784, and 1,740 will vest in 2014, 2015, and 2016, respectively. Restricted stock awards for Mr. Shigenaga totaling 20,829, 13,331, and 8,333 will vest in 2014, 2015, and 2016, respectively. Restricted stock awards for Mr. Moglia totaling 12,166, 9,000, and 5,000 will vest in 2014, 2015, and 2016, respectively. Restricted stock awards for Mr. Richardson totaling 22,667, 11,833, and 5,833 will vest in 2014, 2015, and 2016, respectively. Restricted stock awards for Mr. Andrews totaling 21,333, 15,000, and 8,000 will vest in 2014, 2015, and 2016, respectively. Restricted stock awards for Mr. Ryan totaling 16,834, 11,833, and 5,833 will vest in 2014, 2015, and 2016, respectively.

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2013 Option Exercises and Stock Vested Table

The following table sets forth certain information regarding stock options exercised and vesting of restricted stock awards during 2013 for the NEOs.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joel S. Marcus	96,553	6,397,242
Dean A. Shigenaga	22,080	1,497,598
Peter M. Moglia	10,167	655,085
Stephen A. Richardson	21,833	1,424,945
Thomas J. Andrews	19,333	1,246,255
Daniel J. Ryan	16,000	1,020,050

(1)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan.

(2)	The “value realized on vesting” represents the number of shares of stock that vested multiplied by the market price of the Common Stock on the vesting date.

Pension Benefits Table

The following table discloses the years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each NEO under the Pension Plan. For a more detailed description of the Pension Plan, see “Compensation Discussion and Analysis—Allocation of Compensation for NEOS–Pension Plan.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Joel S. Marcus (2)	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	20	—	2,457,612
Dean A. Shigenaga	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	13	262,813	—
Peter M. Moglia	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	16	222,900	—
Stephen A. Richardson	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	14	268,962	—
Thomas J. Andrews	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	15	267,385	—
Daniel J. Ryan	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	3	51,543	—

(1)
The present value of the accumulated benefit was calculated by adding (i) the beginning of year value of the hypothetical account balance of each NEO’s account under the Pension Plan, plus (ii) the hypothetical employer contributions accrued to such accounts for the year, plus (iii) interest earned on (i) above, which is equal to the rate for 30-year U.S. Treasury securities for the first month preceding the applicable plan year (December).

(2)	In 2013, pursuant to the terms of the Pension Plan, Mr. Marcus received an in-service lump sum distribution of his accrued benefit after reaching Normal Retirement Age.

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2013 Nonqualified Deferred Compensation Table

The following table discloses contributions, earnings, and balances under the non-qualified deferred compensation plan for each of the NEOs.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Joel S. Marcus	298,036	—	468,263	—	3,801,562
Dean A. Shigenaga	—	—	3	—	21,819
Peter M. Moglia	—	—	—	—	—
Stephen A. Richardson	—	—	18,831	(428)	123,031
Thomas J. Andrews	192,669	—	35,909	—	1,648,792
Daniel J. Ryan	384,471	—	61,545	—	979,579

(1)	All contributions in this column are also included as compensation to the NEOs in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2013.

(2)	Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(3)	The following amounts included in this column have been reported as compensation to the NEOs in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2012 and 2011 as follows:

	Executive Contributions by Year ($)
Name	2012	2011
Joel S. Marcus	233,539	269,426
Dean A. Shigenaga	—	—
Peter M. Moglia	—	—
Stephen A. Richardson	—	60,000
Thomas J. Andrews	175,000	—
Daniel J. Ryan	349,519	—

(4)
Aggregate Earnings reported for Messrs. Marcus, Andrews, and Ryan include $(93,725), $(66,787), and $(3,615), respectively, representing below-market losses that are excluded from the “Change in Pension Value and Nonqualified Deferred Compensation” column of the Summary Compensation Table for 2013. None of the Aggregate Earnings reported for Messrs. Richardson and Shigenaga are included in the Summary Compensation Table because they do not represent above-market or preferential earnings.

The Company has in place the DC Plan, which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees. Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the 1933 Act, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) meet certain other eligibility requirements.

Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary and up to 100% of the participant’s cash incentive bonus, provided that the minimum deferral amount of any cash incentive bonus be $10,000 and the aggregate minimum deferral amount of any salary and cash incentive bonus be $10,000. A participant must make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned.

Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. In the event of a participant’ s termination of service, all vested amounts in the participant’s account under the DC Plan will be distributed in a lump sum upon such termination (or as soon as administratively feasible thereafter), except that the payment of any such amounts that are attributable to deferrals made on or after January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Non-Grandfathered Amounts”), will be subject to a six-month delay following such termination (other than any termination due to death or disability). In addition, if a change of control (as defined

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change of control.

A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (“VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if he or she experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant. During 2013, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

Employment Agreements

The Company has individual employment agreements with Messrs. Marcus, Shigenaga, Moglia, Richardson, Andrews, and Ryan.

Mr. Marcus’s 2012 Employment Agreement that was in effect during 2013 provided for a three-year term to end on December 31, 2014, subject to an extension to December 31, 2016, and with no automatic renewal thereafter. The extension following December 31, 2014, was in the form of an option, exercisable by either the Company or Mr. Marcus, for Mr. Marcus to serve as full-time Executive Chairman. The 2012 Employment Agreement provided for a cash incentive bonus for Mr. Marcus, under which, if the following levels of certain pre-established goals were met, Mr. Marcus’s cash incentive bonus would be based on the following percentages of his base salary: “Threshold” –75%, “Target” –150%, and “Maximum” –225%. Sixty percent of the potential incentive bonus was based on the achievement of predetermined corporate performance measures, such as management of balance sheet, growth in NOI, operating margins and leasing activity and quality. The remaining 40% was based on the achievement of predetermined individual performance goals as established by the Compensation Committee. The 2012 Employment Agreement also provided for an annual long-term incentive award in the form of restricted stock as described above under “Long-Term Incentive Award Granted in 2013 to Mr. Marcus.” The 2012 Employment Agreement provided that the target value of the annual award would be $6,875,000, subject to increase or decrease at the discretion of the Compensation Committee based on its assessment of the Company’s performance for the relevant fiscal year. Fifty percent of the award would vest over a three-year period and the remaining fifty percent would vest annually over the three years following the date of grant based on a combination of absolute and relative TSR, each as defined in the 2012 Employment Agreement. The 2014 Employment Agreement amended the restricted stock award granted in 2013 to eliminate the carry-forward and carry-back provisions.

In April 2014, after arm’s-length negotiations, the Company and Mr. Marcus entered into the 2014 Employment Agreement, effective as of January 1, 2014 that extends the employment period as CEO for two years through December 31, 2016, subject to an extension to December 31, 2018 in the form of an option, exercisable by either the Company or Mr. Marcus, for Mr. Marcus to serve as full-time Executive Chairman. The 2014 Employment Agreement provides for the same cash incentive bonus structure that existed in the 2012 Employment Agreement, but provides for significantly different terms of the annual long-term incentive award as follows: a reduced target amount of restricted stock of $5,500,000, no carry-forward or carry-back provision, a performance measurement period of one three-year period and use of rigorous performance goals based on growth in FFO per share and relative TSR. The 2014 Employment Agreement is further described above under “Changes Made in Response to Stockholder Concerns Underlying the 2013 Say-on-Pay Vote–Amendments to Mr. Marcus’s Employment Agreement” and below under “Potential Payments Upon Termination or Change in Control.”

The employment agreements for Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan provide for at-will employment, a base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for the respective city of residence for each officer, and eligibility to receive discretionary cash incentive bonuses and periodic equity awards. For details of the base salaries of Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan, see “Summary Compensation Table.”

Potential Payments upon Termination or Change in Control

The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company under various termination scenarios or a change in control.

Mr. Marcus

As described above, in April 2014, after arm’s-length negotiations, the Company and Mr. Marcus entered into the 2014 Employment Agreement that extends his employment period as CEO for two years through December 31, 2016, subject to an extension to December 31, 2018 in the form of an option, exercisable by either the Company or Mr. Marcus, for Mr. Marcus to serve as full-time Executive Chairman. The 2014 Employment Agreement also implements certain other changes made in response to feedback from our stockholders that are described in the chart above under “Amendments to Mr. Marcus’s Employment Agreement.” As described below in more detail under “Potential Payments upon Termination or Change in Control–Mr. Marcus,” the 2014 Agreement also provides for long-term care benefits, vesting of outstanding performance equity awards (to the extent that the applicable performance goals are attained) in the event of a termination by the Company without Cause, by Mr. Marcus for Good Reason, or on account of Mr. Marcus’s death or Permanent Disability (as such terms are defined in the 2014 Employment Agreement) (a “Good Leaver Termination”), and life insurance and long-term care insurance for three years following a Good Leaver Termination.

Mr. Marcus’s 2014 Employment Agreement provides that, in the event of a Good Leaver Termination, Mr. Marcus will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata cash incentive bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to three times the sum of (1) Mr. Marcus’s base salary plus (2) an amount equal to the average cash incentive bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the employment agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits, and continued life insurance and long-term care coverage for the three-year period following the date of termination; (viii) continuation of the term life insurance, long-term and short-term disability coverage, and executive/premium long-term care policy the Company provides to Mr. Marcus for the three-year period following the date of termination; (ix) payment of full salary in lieu of all accrued but unused vacation; (x) outplacement services for 180 days following the date of termination; (xi) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time; (xii) to the extent that the applicable personal, corporate, or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria; (xiii) exercisability of all outstanding stock options for their full terms; (xiv) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

If Mr. Marcus is terminated by the Company for Cause, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

If Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus other than for Good Reason is on or after attainment of age 71, he will be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; (iii) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (iv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.`

The 2014 Employment Agreement also provides that, upon a Change in Control (as such term is defined in the agreement) (i) any and all equity or equity-based compensation, the vesting of which depends only upon the passage of time, will vest; (ii) any and all awards of equity or equity-based compensation, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options will be exercisable for their full terms.

The 2014 Employment Agreement provides that if payments provided to Mr. Marcus under the employment agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable under the employment agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the employment agreement.

Other Named Executive Officers

The employment agreements of Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan provide that if their employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by the executive), they will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid cash incentive bonus earned through their last day of employment. If the agreement terminates upon the executive’s death or Disability (as defined in the agreement), the Company shall provide the executive (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary; (ii) accelerated vesting of any unvested equity awards previously granted to the executive; and (iii) a cash incentive bonus equal to the cash incentive bonus amount they earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). In the case of Mr. Ryan, if the agreement terminates due to a non-renewal by the Company, the Company shall provide Mr. Ryan the payments described in the first sentence of this paragraph, accelerated vesting of certain unvested equity awards previously granted to Mr. Ryan and, if such non-renewal is on or following a Change in Control (as defined in the agreement), a severance payment equal to one year of base salary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The employment agreements of Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan provide that if the Company terminates the executive’s employment without Cause or the executive resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), the executive is entitled to receive severance generally equal to one year of base salary and a cash incentive bonus equal to the cash incentive bonus the executive earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The agreements further provide that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or the executive terminates the agreement for Good Reason, the executive is entitled to receive severance generally equal to a multiple of one year of his base salary and a cash incentive bonus equal to a multiple of the cash incentive bonus amount he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The multiple for Messrs. Shigenaga, Richardson, and Andrews is 2.0x and the multiple for Messrs. Moglia and Ryan is 1.5x. In any of the foregoing cases, for Messrs. Shigenaga, Moglia, Richardson, and Andrews, all of the executive’s unvested shares of restricted stock in the Company will vest on the last day of employment and the executive will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to the executive for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to the executive for the second, third, and fourth years prior to the year in which the Executive’s employment terminates. In any of the foregoing cases for Mr. Ryan, all of Mr. Ryan’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Ryan will receive a grant of restricted stock (on a fully vested basis) equal to the shares of restricted stock that the Company had determined to grant to Mr. Ryan for the prior year, but had not yet granted as of termination or, if such grant has not been determined prior to termination, the average number of shares of restricted stock granted to Mr. Ryan for the two fiscal years prior to the year in which Mr. Ryan’s employment terminates.

The employment agreements of Messrs. Shigenaga, Moglia, Richardson, Andrews, and Ryan also provide that if the Company terminates the executive’s employment without Cause, or the executive terminates their employment for Good Reason, the Company will pay the applicable premiums for the Executive’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or, for Messrs. Shigenaga, Moglia, Richardson, and Andrews, a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

The table below reflects the amount of compensation and benefits payable to Mr. Marcus under the 2014 Employment Agreement and to each other NEO under his respective employment agreement, in each case pursuant to the 1997 Incentive Plan in the event of each scenario listed in the table below. The amounts shown in the table below assume that the termination was effective as of December 31, 2013. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to the NEO, which are set forth in the “Pension Benefits Table” and “2013 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2013. Because the payments to be made to the NEO depend on several factors, the actual amounts to be paid out upon the NEO’s termination of employment can be determined only at the time of his separation from the Company.

Scenario	Description
Without cause/for Good Reason (CEO)	Termination by the Company without cause/termination by the executive for Good Reason (including change in control)
Without cause/for Good Reason (CIC)	Termination by the Company without cause on, or within two years following, a change in control/termination by the executive for Good Reason on, or within two years following, a change in control
Without cause/for Good Reason (no CIC)	Termination by the Company without cause/termination by the executive for Good Reason not in connection with a change in control
Death or disability	Termination upon death or Disability (as defined in the agreement)
Change in control	Change in control without termination
For cause/other than Good Reason	Termination by the Company for cause/resignation by the executive other than for Good Reason
Non-renewal (CIC)	Non-renewal by Company in connection with change in control
Non-renewal (no CIC)	Non-renewal by Company not in connection with change in control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

Name of Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)	Restricted Stock Grants ($)	Acceleration of Equity Awards ($) (1)	Continued Participation in Medical & Dental Benefit Plans ($)	Accrued Vacation ($)	Total ($)
Joel S. Marcus (2)
Without cause/for Good Reason (CEO)	6,302,500	1,342,500	5,462,265	7,236,012	177,732	199,525	20,720,534
Death or disability	6,302,500	1,342,500	5,462,265	7,236,012	177,732	199,525	20,720,534
Change in control	—	—	—	7,236,012	—	—	7,236,012
For cause/other than Good Reason	—	—	—	—	—	199,525	199,525

Dean A. Shigenaga
Without cause/for Good Reason (CIC)	2,034,000	—	3,293,400	2,703,405	31,721	35,910	8,098,436
Without cause/for Good Reason (no CIC)	837,000	—	3,293,400	2,703,405	31,721	35,910	6,901,436
Death or disability	837,000	—	3,293,400	2,703,405	31,721	35,910	6,901,436
Change in control	—	—	—	2,703,405	—	—	2,703,405
For cause/other than Good Reason	—	—	—	—	—	35,910	35,910

Peter M. Moglia
Without cause/for Good Reason (CIC)	1,155,000	—	763,440	1,664,681	28,675	52,889	3,664,685
Without cause/for Good Reason (no CIC)	770,000	—	763,440	1,664,681	28,675	52,889	3,279,685
Death or disability	770,000	—	763,440	1,664,681	28,675	52,889	3,279,685
Change in control	—	—	—	1,664,681	—	—	1,664,681
For cause/other than Good Reason	—	—	—	—	—	52,889	52,889

Stephen A. Richardson
Without cause/for Good Reason (CIC)	1,606,000	—	1,145,160	2,565,985	28,816	15,320	5,361,281
Without cause/for Good Reason (no CIC)	803,000	—	1,145,160	2,565,985	28,816	15,320	4,558,281
Death or disability	803,000	—	1,145,160	2,565,985	28,816	15,320	4,558,281
Change in control	—	—	—	2,565,985	—	—	2,565,985
For cause/other than Good Reason	—	—	—	—	—	15,320	15,320

Thomas J. Andrews
Without cause/for Good Reason (CIC)	1,950,000	—	1,336,020	2,820,465	36,412	29,006	6,171,903
Without cause/for Good Reason (no CIC)	975,000	—	1,336,020	2,820,465	36,412	29,006	5,196,903
Death or disability	975,000	—	1,336,020	2,820,465	36,412	29,006	5,196,903
Change in control	—	—	—	2,820,465	—	—	2,820,465
For cause/other than Good Reason	—	—	—	—	—	29,006	29,006

Daniel J. Ryan
Without cause/for Good Reason (CIC)	1,837,500	—	—	2,194,890	23,818	21,656	4,077,864
Without cause/for Good Reason (no CIC)	770,000	—	—	2,194,890	23,818	21,656	3,010,364
Death or disability	770,000	—	—	2,194,890	23,818	21,656	3,010,364
Change in control	—	—	—	2,194,890	—	—	2,194,890
Non-renewal (CIC)	375,000	—	—	1,070,979	—	21,656	1,467,635
Non-renewal (no CIC)	—	—	—	1,070,979	—	21,656	1,092,635
For cause/other than Good Reason	—	—	—	—	—	21,656	21,656

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Common Stock of $63.62 per share on December 31, 2013, that would vest on an accelerated basis upon the occurrence of certain events. Includes acceleration of vesting for performance-based awards assuming target performance was achieved on the assumed date of termination on December 31, 2013. As of December 31, 2013, none of the executives held unvested stock options.

(2)	Reflects the amount of compensation and benefits payable to Mr. Marcus under the 2014 Employment Agreement and pursuant to the 1997 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of Common Stock as of April 11, 2014, by (i) each of the Company’s directors, (ii) each of the NEOs, (iii) all directors and NEOs as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company’s directors, NEOs, and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)
Named Executive Officers and Directors	Number	Percent
Joel S. Marcus (3)	522,220	*
Dean A. Shigenaga	76,599	*
Peter M. Moglia	42,166	*
Stephen A. Richardson	63,007	*
Thomas J. Andrews	84,500	*
Daniel J. Ryan	55,500	*
Richard B. Jennings (4)	13,997	*
John L. Atkins, III	14,447	*
Maria C. Freire, Ph.D.	4,105	*
Richard H. Klein	6,397	*
James H. Richardson (5)	111,250	*
Steven R. Hash	2,518	*
Named executive officers and directors as a group (12 persons)	996,706	1.39%
Five Percent Shareholders
The Vanguard Group, Inc. (6)	8,894,678	12.41%
BlackRock, Inc. (7)	6,492,028	9.06%
Stichting Pensioenfonds ABP (8)	5,386,655	7.52%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 11, 2014. Percentage ownership is based on 71,649,262 shares of Common Stock outstanding on April 11, 2014.

(3)	All shares are held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)
Mr. Jennings beneficially owned 13,997 shares that included 8,214 shares of Common Stock and 5,783 shares that may be acquired by Mr. Jennings within 60 days after April 11, 2014, upon settlement of phantom stock units credited to Mr. Jennings under the Deferred Compensation Plan for Directors. As of December 31, 2013, Mr. Jennings held 20,396 phantom stock units of the Company’s Deferred Compensation Plan for Directors, including the 5,783 that have been included in the beneficially owned shares above. Also includes 4,547 shares of Common Stock held in trust for his wife and daughters (Mr. Jennings’s wife and one of his daughters are the trustees). Mr. Jennings has disclaimed beneficial ownership of the shares of Common Stock held in trust.

(5)
Includes 111,250 shares held by James Harold Richardson IV and Kimberly Paulson Richardson, trustees, or their successors in interest, of the Richardson Family Trust dated June 27, 1991, as may be amended and restated, of which Mr. Richardson is a trustee.

(6)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2014, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 133,310 and 46,670 shares, respectively. Vanguard has sole and shared dispositive power over 8,791,828 and 102,850 shares, respectively. The Vanguard Specialized Funds–Vanguard REIT Index Fund (the “Vanguard REIT Index Fund”), also filed a Schedule 13G/A with the Securities and Exchange Commission on February 4, 2014, reporting beneficial ownership of 4,836,038 shares and that it has sole voting power over those shares. According to the Schedule 13G/A filed by the Vanguard REIT Index Fund, the address of Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has confirmed that the 4,836,038 shares reported as beneficially owned by the Vanguard REIT Index Fund as of December 31, 2013, in its Schedule 13G/A are included in the 8,894,678 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

(7)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2014, by BlackRock, Inc. Address: 40 East 52nd Street, New York, New York, 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 6,215,626 shares and sole dispositive power over 6,492,028 shares.

(8)
Derived solely from information contained in a Schedule 13G filed by Stichting Pensioenfonds ABP with the Securities and Exchange Commission on February 7, 2014, and a Schedule 13G filed by APG Asset Management US Inc. with the Securities and Exchange Commission on February 7, 2014. The address of APG Asset Management US Inc. is 666 Third Avenue, New York, NY 10017. The Schedule 13G filed by Stichting Pensioenfonds ABP states that Stichting Pensioenfonds ABP has sole voting and dispositive power over 5,386,655 shares. The Schedule 13G filed by APG Asset Management US Inc. states that each of APG Asset Management US Inc., APG Group, and APG All Pensions Group NV has sole voting and dispositive power over all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of that ownership, and changes in that ownership, with the Securities and Exchange Commission, the New York Stock Exchange, and the Company. Based solely on the Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such Securities and Exchange Commission filing requirements were timely met.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2014. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with that firm’s independence from the Company.

Stockholders will be asked at the annual meeting to consider and vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the 2014 fiscal year if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants

The Securities and Exchange Commission requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were preapproved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees	$843,000	$1,070,000
Audit-Related Fees	—	—
Tax Fees	787,000	738,000
All Other Fees	3,000	3,000
Total	$1,633,000	$1,811,000

Audit fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings. Includes audit fees for 2013 related to our (i) 3.90% 10-year unsecured senior notes payable offering and (ii) $536 million Common Stock equity offering, and for 2012 related to our (i) 4.60% 10-year unsecured senior notes payable offering, (ii) 6.45% Series E Preferred Stock offering, and (iii) “at the market” Common Stock offering program. Tax fees in 2013 and 2012 represent tax return preparation and compliance services. All other fees include amounts billed to the Company related to the fees for Ernst & Young LLP’s on-line technical research database tools.

Audit Committee Preapproval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its preapproval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

The Board of Directors unanimously recommends a vote FOR Proposal 4.

OTHER INFORMATION

Annual Report on Form 10-K and Financial Statements and Committee and Corporate Governance Materials of the Company

Copies of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Directors’ Audit, Compensation, and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Thursday, May 29, 2014

The Notice of Annual Meeting of Stockholders and the Proxy Statement, the form of Proxy Card, the Company’s 2013 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person or by proxy are available at www.are.com/proxy.

Corporate Governance Guidelines and Code of Ethics

The Company’s Corporate Governance Guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director and executive officer stock ownership guidelines, are posted on the Company’s website at www.are.com. As described above under “Board of Directors and Executive Officers–Director Independence,” the Board of Directors has determined that the following five directors satisfy the New York Stock Exchange listing standards’ independence requirements: Messrs. Jennings, Atkins, Hash, and Klein, and Dr. Freire.

The Company has adopted a Business Integrity Policy that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules and New York Stock Exchange listing standards requiring a code of ethics for a company’s directors, officers, and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendments to, or waivers from, the policy that applies to its Chief Executive Officer and Chief Financial Officer by posting such information on its corporate website in accordance with applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

Stockholder Proposals for the Company’s 2015 Annual Meeting

Stockholder proposals that are intended to be presented at the Company’s 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 30, 2014, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Stockholder proposals and stockholder nominations for election to the Board of Directors must comply with the advance notice and other requirements set forth in the Company’s Bylaws to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the 2015 annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between November 30, 2014, and 5:00 p.m., Pacific Time, on December 30, 2014, based on the date of this year’s Proxy Statement of April 29, 2014).

OTHER INFORMATION (continued)

Communicating with the Board

The Board of Directors has designated Richard B. Jennings, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Richard B. Jennings, Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101.

Other Information

Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m. (Eastern Standard Time) on May 28, 2014. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder.

Other Matters

The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournments or postponements thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 29, 2014

APPENDIX I

ALEXANDRIA REAL ESTATE EQUITIES, INC.
AMENDED AND RESTATED
1997 STOCK AWARD AND INCENTIVE PLAN

Table of Contents

Page
1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION		I‑1
2.	DEFINITIONS		I‑1
	2.1	“Affiliate”	I‑1
	2.2	“Award”	I‑1
	2.3	“Award Agreement”	I‑1
	2.4	“Beneficiary”	I‑1
	2.5	“Board”	I‑1
	2.6	“Change of Control”	I‑1
	2.7	“Code”	I‑2
	2.8	“Committee”	I‑2
	2.9	“Company”	I‑2
	2.10	“Disability”	I‑2
	2.11	“Effective Date”	I‑2
	2.12	“Exchange Act”	I‑2
	2.13	“Fair Market Value”	I‑2
	2.14	“Grantee”	I‑2
	2.15	“Non-Employee Director”	I‑3
	2.16	“Option”	I‑3
	2.17	“Other Cash-Based Award”	I‑3
	2.18	“Other Stock-Based Award”	I‑3
	2.19	“Plan”	I‑3
	2.20	“Restricted Stock”	I‑3
	2.21	“Retirement”	I‑3
	2.22	“Rule 16b-3”	I‑3
	2.23	“Securities Act”	I‑3
	2.24	“Stock”	I‑3
	2.25	“Stock Appreciation Right” or “SAR”	I‑3
	2.26	“Subsidiary”	I‑3
3.	ADMINISTRATION		I‑3
4.	ELIGIBILITY		I‑4
5.	STOCK SUBJECT TO THE PLAN		I‑4
	5.1	Share Reserve	I‑4
	5.2	Reversion of Shares to the Share Reserve	I‑5
		(a) Shares Available for Subsequent Issuance	I‑5
		(b) Shares Not Available for Subsequent Issuance	I‑5
	5.3	Section 162(m) Limitation on Annual Grants	I‑5
	5.4	Adjustments	I‑5
6.	SPECIFIC TERMS OF AWARDS		I‑5
	6.1	General	I‑5
	6.2	Options	I‑6
		(a) Exercise Price	I‑6
		(b) Term and Exercisability of Options	I‑6
		(c) Termination of Employment, etc.	I‑6
		(d) Non-Exempt Employees	I‑6
		(e) Other Provisions	I‑6

i

Page
	6.3	SARs	I‑6
		(a) In General	I‑6
		(b) Tandem Arrangements	I‑7
	6.4	Restricted Stock	I‑7
		(a) Issuance and Restrictions	I‑7
		(b) Consideration	I‑7
		(c) Termination of Employment	I‑7
		(d) Certificates for Stock	I‑7
		(e) Dividends	I‑7
	6.5	Stock Awards in Lieu of Cash Awards	I‑7
	6.6	Other Stock‑Based or Cash-Based Awards	I‑8
		(a) In General	I‑8
		(b) Section 162(m) Compliance	I‑8
	6.7	Change in Service Capacity and Leaves of Absence	I‑9
7.	CHANGE OF CONTROL PROVISIONS		I‑9
	7.1	Change of Control	I‑9
8.	GENERAL PROVISIONS		I‑9
	8.1	Effective Date; Approval by Stockholders	I‑9
	8.2	Nontransferability	I‑9
	8.3	Use of Proceeds from Sales of Stock	I‑9
	8.4	Corporate Action Constituting Grant of Awards	I‑10
	8.5	No Right to Continued Employment, etc.	I‑10
	8.6	Taxes	I‑10
	8.7	Amendment and Termination of the Plan	I‑10
	8.8	No Rights to Awards; No Stockholder Rights	I‑10
	8.9	Unfunded Status of Awards	I‑10
	8.10	No Fractional Shares	I‑10
	8.11	Securities Law Compliance	I‑10
	8.12	Investment Assurances	I‑11
	8.13	Electronic Delivery	I‑11
	8.14	Deferrals	I‑11
	8.15	Compliance with Section 409A of the Code	I‑11
	8.16	Governing Law	I‑11

ii

ALEXANDRIA REAL ESTATE EQUITIES, INC.

AMENDED AND RESTATED
1997 STOCK AWARD AND INCENTIVE PLAN

Amendment and Restatement Approved by Stockholders: May 27, 2010
Amendment and Restatement Adopted by Board of Directors: April 18, 2014
[Amendment and Restatement Approved by Stockholders: May 29, 2014]

1.	Purpose; Types of Awards; Construction.

The purpose of the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan (the “Plan”) is to afford an incentive to selected officers, employees, and independent contractors (including non-employee directors) of Alexandria Real Estate Equities, Inc. (the “Company”), or any Subsidiary or Affiliate that now exists or hereafter is organized or acquired, to acquire a proprietary interest in the Company, to continue as employees or independent contractors (including non-employee directors), as the case may be, to increase their efforts on behalf of the Company, and to promote the success of the Company’s business. Pursuant to Section 6 of the Plan, there may be granted Options, Stock Appreciation Rights, Restricted Stock, Other Stock‑Based Awards, and Other Cash-Based Awards. The Plan is designed to comply with the requirements for “performance‑ based compensation” under Section 162(m) of the Code and the conditions for exemption from short‑swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

2.1    “Affiliate” means, at the time of determination, any entity if, at the time of determination, (i) the Company, directly or indirectly, owns at least fifty percent (50%) of the combined voting power of all classes of stock of such entity or at least fifty percent (50%) of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least fifty percent (50%) of the combined voting power of all classes of stock of the Company. The Board or Committee shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

2.2    “Award” means any Option, SAR, Restricted Stock, Other Stock‑Based Award, or Other Cash-Based Award granted under the Plan.

2.3    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

2.4    “Beneficiary” means the person, persons, trust, or trusts that have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Change of Control” shall mean the occurrence of any of the following events:

(a)    Any Person (as such term is used in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved or recommended; or

(c)    There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation, continue to own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof) outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Company immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder.

2.8    “Committee” means the Board or the committee designated or established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3 and may satisfy the provisions of Section 162(m)(4)(C)(i) of the Code.

2.9    “Company” means Alexandria Real Estate Equities, Inc., a corporation organized under the laws of the State of Maryland, or any successor corporation.

2.10    “Disability” means, with respect to a Grantee, the inability of such Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

2.11    “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2014.

2.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings, and cases.

2.13    “Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded on the date the Award is granted (or if the Stock is not traded on the exchange on the date the Award is granted, the closing sales price per share of Stock for the last preceding date on which there was a sale of such Stock on such exchange), or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and ask prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith and in a manner that complies with Section 409A of the Code.

2.14    “Grantee” means a person who, as an employee or independent contractor of the Company, a Subsidiary, or an Affiliate, has been granted an Award under the Plan, or if applicable, such other person who holds an outstanding Award under the Plan.

2.15    “Non-Employee Director” means any director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of this Plan, such non-employee director shall be treated as an independent contractor.

2.16    “Option” means a right, granted to a Grantee under Section 6.2, to purchase shares of Stock. Options shall be nonstatutory stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

2.17    “Other Cash-Based Award” means cash awarded to a Grantee under Section 6.6, including cash awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan.

2.18    “Other Stock‑Based Award” means a right or other interest granted to a Grantee under Section 6.6 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan and (2) a right granted to a Grantee to acquire Stock from the Company for cash.

2.19    “Plan” means this Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan, as amended from time to time.

2.20    “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6.4 that may be subject to certain restrictions and to a risk of forfeiture.

2.21    “Retirement” means the termination of a Grantee’s service with the Company or a Subsidiary or Affiliate by retirement, as determined in accordance with the Company’s then current employment policies and guidelines.

2.22    “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

2.23    “Securities Act” means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted, and applied by the regulations, rulings, and cases.

2.24    “Stock” means shares of the Common Stock, par value $.01 per share, of the Company.

2.25    “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6.3, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award or determined by the Committee.

2.26    “Subsidiary” means, at the time of determination, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of determination, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The Board or Committee shall have the authority to determine the time or times at which “Subsidiary” status is determined within the foregoing definition.

3.	Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority (i) to grant Awards; (ii) to determine the persons to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate, and the terms, conditions, restrictions, and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; (v) to make adjustments in the terms and conditions of Awards in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that any such adjustments with respect to any Awards subject to the attainment of performance objectives shall be subject to Section 6.6(b); (vi) to designate Affiliates; (vii) to construe and interpret the Plan and any Award; (viii) to prescribe, amend, and rescind rules and regulations relating to the Plan; (ix) to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); (x) to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in an Award Agreement stating the time at which it may first be exercised or the time during which it will vest; provided, however, that the exercisability or vesting of any Award may only be accelerated in the event of a Grantee’s death, Disability or Retirement, or upon a Change of

Control; provided further, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding acceleration limitations; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may appoint a chair and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan; provided, however, that any Award granted to a Non-Employee Director shall be granted by the Committee, without any such delegation. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Notwithstanding any provision of the Plan to the contrary, neither the Board nor the Committee shall have the authority to take any of the following actions, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event: (i) the reduction of the exercise price of any outstanding Option or Stock Appreciation Right under the Plan; (ii) the cancellation of any outstanding Option or Stock Appreciation Right under the Plan and the grant in substitution therefor of (1) a new Option or Stock Appreciation Right under the Plan or another equity plan of the Company covering the same or a different number of shares of Stock, (2) Restricted Stock (including a stock bonus), (3) an Other Stock‑Based or Cash-Based Award, (4) cash, and/or (5) other valuable consideration (as determined by the Board, in its sole discretion); or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

4.	Eligibility.

Subject to the provisions set forth below, Awards may be granted to selected employees, officers, and independent contractors (including Non-Employee Directors) of the Company and its present or future Subsidiaries and Affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type (including the number of shares to be covered) of any Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Stock Subject to the Plan.

5.1 Share Reserve.

(a)    Subject to adjustment as provided herein, on and after March 31, 2014, the maximum number of shares of Stock that may be issued pursuant to Awards under the Plan shall be 3,841,592 shares plus any shares subject to outstanding Awards granted before March 31, 2014 that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares, as such shares become available from time to time, less (i) one (1) share for each share of Stock issued pursuant to an Option or Stock Appreciation Right granted on or after March 31, 2014 and (ii) two (2) shares for each share of Stock issued on or after March 31, 2014 pursuant to Restricted Stock, Other Stock‑Based Award, or Award of Stock in lieu of cash compensation. For clarity, the Share Reserve in this Section 5.1(a) is a limitation on the number of shares of the Stock that may be issued pursuant to the Plan in respect of Awards granted on or after March 31, 2014 and does not limit the number of Awards that may be granted. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Shares of Stock may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, NASDAQ Listing Rule 5635(c), AMEX Company Guide Section 711, or other applicable stock exchange rules, and such issuance shall not reduce the number of shares of Stock available for issuance under the Plan.

(b)    If an Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Award having been issued or (ii) is settled in cash (i.e., the holder receives cash rather than stock), such expiration, termination, or settlement shall not reduce (or otherwise offset) the number of shares of Stock that may be available for issuance under the Plan. Notwithstanding the foregoing, in the case of forfeiture, cancellation, exchange, or surrender of shares of Restricted Stock with respect to which dividends have been paid or accrued, the number of shares with respect to such Awards shall not be available again for Awards hereunder unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, canceled, exchanged, or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or awards, such related Awards or awards shall be canceled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

5.2 Reversion of Shares to the Share Reserve.

(a) Shares Available For Subsequent Issuance. If any shares of Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Grantee, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. To the extent (A) there is issued a share of Stock pursuant to an Award that counted as two (2) shares against the number of shares available for issuance under the Plan pursuant to Section 5.1 or (B) there was issued a share of Stock underlying an Award outstanding as of December 31, 2009 that expires or terminates for any reason prior to exercise or settlement, is forfeited because of the failure to meet a contingency or condition required to vest such share or is reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an Award other than an Option or Stock Appreciation Right, then the number of shares of Stock available for issuance under the Plan shall increase by two (2) shares for each such Share. Also, each share reacquired by the Company pursuant to Section 8.6 in connection with Restricted Stock, or an Other Stock‑Based Award shall again become available for issuance under the Plan and shall increase the number of shares of Common Stock available for issuance under the Plan by two (2) shares.

(b) Shares Not Available For Subsequent Issuance. If any shares of Stock subject to an Award are not delivered to a Grantee because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are not delivered to the Grantee shall no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8.6 upon the exercise of an Option, Stock Appreciation Right, or as consideration for the exercise of an Option or Stock Appreciation Right shall no longer be available for issuance under the Plan.

5.3 Section 162(m) Limitation on Annual Grants. Subject to adjustment as provided in Section 5.4, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of 500,000 shares of Stock subject to Options, Stock Appreciation Rights, and Other Stock‑Based Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Award is granted may be granted to any Grantee during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights, Stock, or Other Stock‑Based Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred (100% percent) of the Fair Market Value on the date the Award are granted to any Grantee during any calendar year, compensation attributable to the exercise of such additional Awards shall not satisfy the requirements to be considered “qualified performance‑based compensation” under Section 162(m) of the Code unless such additional Awards are approved by the Company’s stockholders. No Covered Employee shall receive Other Stock‑Based Awards or Other Cash-Based Awards intended to qualify as “performance‑based compensation” under Section 162(m) of the Code pursuant to Section 6.6 that represents a maximum number of shares in excess of 500,000 shares or that has a maximum value that may be paid to the Grantee in excess of $7,500,000, respectively, in a single calendar year.

5.4 Adjustments. In the event that the Committee shall determine that any change that is made in, or other events that occur with respect to, the shares of Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company, through stock dividend, dividend in property other than cash, liquidating dividend, recapitalization, reincorporation, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, change in corporate structure, or other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised), affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall appropriately and proportionately adjust, in its sole discretion (a) the class(es) and maximum number of securities subject to the Plan pursuant to Section 5.1, (b) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5.3, (c) the class(es) and number of securities issued or issuable in respect of outstanding Awards, and (d) the exercise price, grant price, or purchase price relating to any Award. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as an event permitting adjustment as provided herein.

6.	Specific Terms of Awards.

6.1 General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, a Subsidiary, or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

6.2 Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided that, such exercise price shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of a share of Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. The exercise price for Stock subject to an Option may be paid in cash, check, bank draft, or money order payable to the Company, or, subject to the approval of the Committee, by delivery to the Company (either by actual delivery or attestation) of Stock previously owned by the Grantee, or a combination of Stock and cash, check, bank draft, or money order, in an amount having a combined value equal to such exercise price. Subject to the approval of the Committee, a Grantee may pay all or a portion of the aggregate exercise price of an Option (i) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Grantee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Grantee as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; (ii) pursuant to a program developed under 12 C.F.R. § 220 or any successor thereof (“Regulation T”) as promulgated by the Federal Reserve Board that, prior to the issuance of the Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or (iii) in any other form of legal consideration that may be acceptable to the Committee.

(b) Term and Exercisability of Options. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. The Committee shall have the authority to accelerate the exercisability or vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; provided, however, that such exercisability and vesting may only be accelerated in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided further, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding acceleration limitations. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

(c) Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of, or then maintains an independent contractor relationship with, the Company, Subsidiary, or an Affiliate (or a company, a parent, or Subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies); provided that, the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.

(d) Non-Exempt Employees. No Option, whether or not vested, granted to an employee of the Company, Subsidiary, or an Affiliate, who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Stock until at least six months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Grantee’s death or Disability, (ii) upon a Change of Control, or (iv) upon the Grantee’s Retirement, any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(e) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

6.3 SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(a) In General. SARs shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the grant price of the SAR (which shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such SAR).

(b) Tandem Arrangements. An SAR granted in tandem with an Option may be granted at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

6.4 Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(a) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any such restrictions which may lapse on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not lapse any more rapidly than pro rata over a three (3) year period, and any such restrictions which may lapse on the basis of factors such as an increase in the value of the Stock or individual or Company performance shall not lapse any earlier than one (1) year following the date of grant of the Restricted Stock, and (ii) the lapsing of any such restrictions may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(b) Consideration. Restricted Stock may be awarded in consideration for (A) cash, check, bank draft, or money order payable to the Company, (B) past services to the Company, a Subsidiary, or Affiliate, or (C) any other form of legal consideration that may be acceptable to the Committee, in its sole discretion, and permissible under applicable law.

(c) Termination of Employment. Upon termination of employment with or service to the Company and any Subsidiary or Affiliate, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Restricted Stock and any accrued but unpaid dividends that are at that time subject to the same restrictions as apply to the shares of Restricted Stock to which they relate; provided that, the Committee may provide, by rule or regulation, or in any Award Agreement, or may determine in any individual case, that restrictions, forfeiture conditions or repurchase rights relating to Restricted Stock will be waived in whole or in part in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control.

(d) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall have discretion to retain physical possession of the certificate.

(e) Dividends. Dividends paid on Restricted Stock shall either be paid at the dividend payment date, or be deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

6.5 Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Stock to Grantees as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Stock or Award granted hereunder which vests on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not vest any more rapidly than pro rata vesting over a three (3) year period, and any Stock or Award granted hereunder which vests on the basis of performance shall provide for a performance period of at least one (1) year, and (ii) vesting may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that (i) up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations, and (ii) any Stock or Award granted hereunder that is granted in lieu of compensation that has been earned by the Grantee and that is otherwise payable in cash shall not be subject to the preceding vesting limitations.

6.6 Other Stock‑Based or Cash-Based Awards.

(a) In General. The Committee is authorized to grant to Grantees Other Stock‑Based Awards or Other Cash-Based Awards alone or in addition to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries or Affiliates. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Other Stock‑Based Award which vests on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not vest any more rapidly than pro rata vesting over a three (3) year period, and any Other Stock‑Based Award which vests on the basis of performance shall provide for a performance period of at least one (1) year, and (ii) vesting may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations. Subject to subsection (b) below, the Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.

(b) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code, with respect to any Other Stock‑Based or Other Cash-Based Awards that are intended to qualify as “performance‑based compensation” under Section 162(m) of the Code, (i) the Committee shall establish the performance objectives applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the performance period over which the attainment of the performance objectives will be measured or (b) the date on which twenty-five (25%) of the performance period has elapsed, and in any event at a time when the achievement of the applicable performance objectives remains substantially uncertain.

Prior to the payment of any compensation under an Award intended to qualify as “performance‑based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any performance objectives and any other material terms under such Award have been satisfied (other than in cases where certification is not required for the Award to be treated as performance‑ based compensation under Section 162(m) of the Code). Notwithstanding satisfaction of any completion of any performance objectives, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares, Options, cash, or other benefits granted, issued, retainable, and/or vested under an Award on account of satisfaction of such performance objectives may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

The performance objectives shall be based upon and expressed in terms of one or more of the following criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (iv) total stockholder return; (v) return on equity or average stockholders’ equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) net operating income (“NOI”); (xi) operating income after taxes; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) share price performance; (xxi) debt reduction; (xxii) customer satisfaction; (xxiii) stockholders’ equity; (xxiv) capital expenditures; (xxv) debt levels; (xxvi) operating margin or net operating margin; (xxvii) workforce diversity; (xxviii) growth of net income, operating income, or net earnings; (xxix) increase in funds from operations (“FFO”); (xxx) increase in FFO per share; (xxxi) liquidity; (xxxii) net debt to adjusted EBITDA; (xxxiii) fixed charge coverage ratio; (xxxiv) percentage of annualized base rent (“ABR”) from investment grade client tenants; (xxxv) same property NOI growth; (xxxvi) amount of rentable square feet (“RSF”) leased; (xxxvii) growth in ABR in Class A assets; (xxxviii) EBITDA margin; or (xxxix) the Company’s published ranking against its peer group of office real estate investment trusts based on total stockholder return, increase in FFO per share and/or FFO current and forward multiples. FFO will be computed as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable real estate and land parcels and impairments of depreciable real estate (excluding land parcels), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, and then further adjusted to add back non-cash charges, impairments of land parcels, deal costs, unusual or non-recurring costs, and the amount of such items that is allocable to unvested restricted stock awards, and also excluding the effects of real estate asset dispositions. At the discretion of the Compensation Committee, a performance measure not listed above may be utilized, if it is considered relevant and important at the time of the award, although an award subject to a performance measure not listed above may not qualify as “performance-based compensation” under Section 162(m) of the Code.

Performance objectives established by the Committee may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Grantees. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Committee is authorized to determine whether, when calculating the attainment of performance objectives for a certain performance period: (i) to exclude restructuring and/or other specific or objectively determinable nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives and to define the manner of calculating the criteria it selects to use for each performance period.

6.7 Change in Service Capacity and Leaves of Absence. Notwithstanding anything in the Plan to the contrary, for purposes of any Award or Award Agreement under the Plan, (i) the term “employment” shall mean service provided to the Company, Subsidiary, or an Affiliate as an employee or independent contractor and (ii) a change in the capacity in which a Grantee renders service to the Company, Subsidiary, or Affiliate, whether as an employee or independent contractor, or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s service with the Company, Subsidiary, or Affiliate, shall not be deemed to be a termination of employment; provided, however, if the entity for which a Grantee is rendering services ceases to qualify as an Affiliate, as determined by the Committee, in its sole discretion, such Grantee’s employment shall be considered to have terminated on the date such entity ceases to qualify as an Affiliate. To the extent permitted by law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether service shall be considered interrupted in the case of (i) any leave of absence approved by the Committee or the chief executive officer, including sick leave, military leave, or any other personal leave, or (ii) transfers between the Company, a Subsidiary or an Affiliate, or their successors. Notwithstanding the foregoing, for purposes of vesting in an Award, service shall not be considered interrupted in the case of a leave of absence only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of the Grantee’s leave of absence, or as otherwise required by law.

7.	Change of Control Provisions.

7.1 Change of Control. The following provisions shall apply in the event of a Change of Control, unless otherwise determined by the Committee or the Board in writing at or after grant (including under any individual agreement), but prior to the occurrence of such Change of Control:

(a)    any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested;

(b)    the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved; and

(c)    any surviving corporation or acquiring corporation (or its parent company) may assume or continue any Awards outstanding under the Plan or may substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the Change of Control) for those outstanding under the Plan.

8.	General Provisions.

8.1 Effective Date; Approval by Stockholders. The Plan, as amended and restated effective as of the date of the annual meeting of stockholders of the Company held in 2010, shall take effect on the Effective Date, provided that this Plan is approved by the Company’s stockholders at such meeting.

8.2 Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution; provided, however, that the Committee may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable tax and securities laws upon the Grantee’s request; provided, further, however, that no Awards may be transferred for consideration.

8.3 Use of Proceeds from Sales of Stock. Proceeds from the sale of shares of Stock pursuant to Awards shall constitute general funds of the Company.

8.4 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Grantee shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, actually received, or accepted by, the Grantee.

8.5 No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any Subsidiary, or any Affiliate, or to be entitled to any remuneration or benefits not set forth in the Plan, such Award Agreement, or other agreement, or to interfere with or limit in any way the right of the Company, any such Subsidiary, or Affiliate to terminate such Grantee’s employment or independent contractor relationship.

8.6 Taxes. The Company, any Subsidiary, or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes the authority to withhold, receive Stock, or other property, and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. Notwithstanding the foregoing, no shares of Stock shall be withheld to satisfy withholding and other tax obligations with a value exceeding the minimum amount of tax required to be withheld by law (or such other maximum amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes).
The Company shall have no duty or obligation to any Grantee to advise such individual as to the time or manner of exercising any Award, to warn or otherwise advise such individual of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised, or to minimize the tax consequences of an Award to the holder of such Award.

8.7 Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, if the Committee determines that stockholder approval of an amendment is necessary or desirable in order for the Plan to comply or continue to comply with any applicable law, such amendment shall not be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing but subject to Section 8.15, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. Unless terminated sooner by the Board, the Plan automatically shall terminate on the day immediately preceding the tenth anniversary of the Effective Date.

8.8 No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, no Grantee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Award unless and until (i) such Grantee has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Stock subject to such Award has been entered into the books and records of the Company.

8.9 Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

8.10 No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

8.11 Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Stock upon exercise of such Awards unless and until such authority is obtained. A Grantee shall not be eligible for the grant of an Award or the subsequent issuance of Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

8.12 Investment Assurances. The Company may require a Grantee, as a condition of exercising or acquiring Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Grantee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Grantee is acquiring Stock subject to the Award for the Grantee’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.

8.13 Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

8.14 Deferrals. To the extent permitted by applicable law, the Committee, in its sole discretion, may determine that the delivery of Stock or the payment of cash, upon the exercise, vesting, or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Grantees. Deferrals by Grantees will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Grantee is still providing services to the Company, Subsidiary or, Affiliate as an employee or independent contractor.

8.15 Compliance with Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded and a Grantee holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Grantee’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Grantee’s death.

8.16 Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

In Witness Whereof, the Plan is hereby adopted by a duly authorized officer of Alexandria Real Estate Equities, Inc. on this 29th day of May, 2014.

Alexandria Real Estate Equities, Inc.

By:
Name:
Title:

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 29, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730303000000001000 2 052914

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee for whom you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

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

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 29, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730303000000001000 2 052914

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee for whom you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

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

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

0

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Proxy For Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder of Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company"), executing the reverse side of this proxy (the "Stockholder") hereby appoints Joel S. Marcus and Richard B. Jennings, and each of them, as proxies for the Stockholder, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Thursday, May 29, 2014, at 11:00 a.m. Pacific Daylight Time, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, and any postponement(s) or adjournment(s) thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting, with the same effect as if the Stockholder were present in person. The Stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, which are incorporated herein by reference, and revokes any proxy previously given with respect to such meeting.

(Continued and to be signed on reverse side)

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